As filed with the Securities and Exchange Commission on October 20, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI UFJ FINANCIAL GROUP

(Exact name of registrant as specified in its charter)

MITSUBISHI UFJ FINANCIAL GROUP, INC.

(Translation of registrant name into English)

Japan	6029	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

+81-3-3240-8111

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert E. Hand, Esq.

General Counsel

Mitsubishi UFJ Financial Group, Inc., Corporate Governance Division for the United States

1251 Avenue of the Americas

New York, New York 10020-1104

+1-212-782-4000

(Name, address, including zip code, and telephone number, including area code, of agent of service)

Tong Yu, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Fukoku Seimei Building, 2nd Floor

2-2 Uchisaiwaicho 2-chome

Chiyoda-ku, Tokyo 100-0011, Japan

+81-3-3597-8101

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price			Amount of registration fee
Common stock, no par value(1)	US$	320,574,612	(2)(3)	US$	37,732	(2)(3)

(1)	American depositary receipts evidencing American depositary shares issuable upon deposit of the shares of common stock registered under this registration statement are registered under a separate registration statement on Form F-6 (Registration No. 333-13338).
(2)	Calculated based on the minimum number of shares of common stock that the registrant currently expects to allocate to Mitsubishi UFJ Securities shareholders resident in the United States in connection with the share exchange described in this registration statement. The shares to be allocated in connection with the share exchange outside the United States are not registered under this registration statement. Additional information on the shares to be registered, including the maximum number of shares of common stock that the registrant expects to allocate to Mitsubishi UFJ Securities shareholders resident in the United States, will be included in subsequent amendments to this registration statement following the determination of the share exchange ratio.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the average of the high and low trading prices of Mitsubishi UFJ Securities common stock on the Tokyo Stock Exchange on October 18, 2006 after conversion into U.S. dollars based on the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

Subject to Completion Dated October 20, 2006

Offer to Exchange

Shares of Common Stock of

MITSUBISHI UFJ SECURITIES CO., LTD.

for Shares of Common Stock of

MITSUBISHI UFJ FINANCIAL GROUP, INC.

The boards of directors of Mitsubishi UFJ Financial Group, Inc., or MUFG, and Mitsubishi UFJ Securities Co., Ltd. have agreed to a statutory share exchange under the Company Law of Japan pursuant to which shareholders of Mitsubishi UFJ Securities will become shareholders of MUFG and Mitsubishi UFJ Securities will become a wholly owned subsidiary of MUFG. This share exchange is referred to as the “share exchange” in this prospectus. As of March 31, 2006, MUFG held Mitsubishi UFJ Securities common stock representing 63% of the voting rights. On                     , 2006, MUFG and Mitsubishi UFJ Securities entered into the share exchange agreement setting forth the share exchange ratio and other terms of the share exchange. The share exchange ratio has been set at              shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock, and this ratio will not be adjusted to reflect future changes in the market values of MUFG and Mitsubishi UFJ Securities common stock. Under the current schedule, the share exchange, if approved, is expected to be completed on or around March 31, 2007.

Based on the number of shares of Mitsubishi UFJ Securities capital stock issued as of September 30, 2006, MUFG expects to allocate an aggregate of              shares of its common stock, representing a         % increase in MUFG’s issued shares as of September 30, 2006, to shareholders of Mitsubishi UFJ Securities in connection with the share exchange. MUFG shares that will be used in the share exchange are currently expected to consist of treasury stock held by MUFG.

The shareholders meeting of Mitsubishi UFJ Securities, at which the shareholders of Mitsubishi UFJ Securities will vote on the terms of the share exchange agreement, is currently scheduled to be held on                     , 2007 at Mitsubishi UFJ Securities’ principal office in Tokyo, Japan. Shareholders of record of Mitsubishi UFJ Securities as of                     , 2006 will be entitled to vote at that shareholders meeting. To attend and vote at the shareholders meeting, shareholders of Mitsubishi UFJ Securities must follow the procedures outlined in the convocation notice and the mail-in voting cards that Mitsubishi UFJ Securities will distribute to the shareholders of record.

The share exchange can only be completed if the terms of the share exchange agreement are approved by shareholders of Mitsubishi UFJ Securities and several other conditions are satisfied. The additional conditions and other terms of the share exchange are more fully described in this prospectus. For a discussion of these conditions, please see “The Share Exchange—Conditions to the Share Exchange.”

This prospectus has been prepared for shareholders of Mitsubishi UFJ Securities resident in the United States to provide them with detailed information in connection with the share exchange. It also provides important information about the shares of MUFG common stock to be allocated to Mitsubishi UFJ Securities shareholders in connection with the share exchange. You are encouraged to read this prospectus in its entirety.

Shares of MUFG common stock are traded in Japanese yen on the Tokyo Stock Exchange under the code number 8306. On October 16, 2006, the last reported sale price of shares of MUFG common stock on the Tokyo Stock Exchange was ¥1,530,000 per share. MUFG’s common stock is also listed on the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. ADSs, each representing one-thousandth of a share of common stock of MUFG, are listed on the New York Stock Exchange, or NYSE, under the symbol “MTU”. On October 16, 2006, the last reported official sale price of the ADSs on the NYSE was $12.90 per ADS.

MUFG is not asking for a proxy, and you may not send a proxy to MUFG.

You should carefully consider the risk factors beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

ii

REFERENCES TO ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional business and financial information about MUFG and Mitsubishi UFJ Securities that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact MUFG at the following address or telephone number: 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Investor Relations Office, telephone: +81-3-3240-6608. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN                     , 2007, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE SHARE EXCHANGE.

For additional information about MUFG and Mitsubishi UFJ Securities, please see “Where You Can Obtain More Information.”

As used in this prospectus, references to “MUFG” and “Mitsubishi UFJ Securities” are to Mitsubishi UFJ Financial Group, Inc. and to Mitsubishi UFJ Securities Co., Ltd., respectively, as well as to MUFG and Mitsubishi UFJ Securities and their respective consolidated subsidiaries, as the context requires. Unless the context otherwise requires, references to the “share exchange” are to the proposed share exchange, pursuant to which shareholders of Mitsubishi UFJ Securities will receive shares of MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock. The terms of the share exchange are set out in the share exchange agreement dated                     , 2006 between MUFG and Mitsubishi UFJ Securities.

As used in this prospectus, “dollar” or “$” means the lawful currency of the United States of America, and “Yen” or “¥” means the lawful currency of Japan.

As used in this prospectus, “U.S. GAAP” means accounting principles generally accepted in the United States, and “Japanese GAAP” means accounting principles generally accepted in Japan. The consolidated financial information of MUFG incorporated by reference into this prospectus has been presented in accordance with U.S. GAAP, except for the risk-weighted capital ratios, the business segment financial information and some other specifically identified information, which are prepared in accordance with Japanese banking regulations or Japanese GAAP. Unless otherwise stated or the context otherwise requires, all amounts in the financial statements contained in this prospectus are expressed in Japanese yen.

iii

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE

Q.	What are MUFG and Mitsubishi UFJ Securities proposing?

A.	MUFG, the parent company of Mitsubishi UFJ Securities, is proposing to acquire the minority equity interest in Mitsubishi UFJ Securities by exchanging all outstanding shares of Mitsubishi UFJ Securities common stock not already held by MUFG for shares of MUFG common stock. As of March 31, 2006, MUFG held Mitsubishi UFJ Securities common stock representing 63% of the voting rights. As a result of the share exchange, holders of Mitsubishi UFJ Securities common stock will become holders of MUFG’s common stock and Mitsubishi UFJ Securities will become a wholly owned subsidiary of MUFG. On , 2006, MUFG and Mitsubishi UFJ Securities entered into the share exchange agreement setting forth the final terms of the share exchange.

Q.	Why are MUFG and Mitsubishi UFJ Securities proposing the share exchange?

A.	MUFG has been actively pursuing its integrated group strategy, which positions retail, corporate and trust assets (asset management and asset administration) as its three core business areas. As part of this strategy, MUFG’s bank, trust bank and securities company subsidiaries are being integrated as a unified group to deliver high-quality financial products and services and to compete more effectively with other major financial services providers.

MUFG and Mitsubishi UFJ Securities believe the market for financial services in Japan is changing rapidly. Deregulation of the financial markets, particularly the lifting of restrictions on cross-selling of financial products by banks, securities companies and other financial institutions, is an important factor in these changes. MUFG and Mitsubishi UFJ Securities also believe that Japanese consumers are increasingly shifting assets from ordinary savings accounts into other types of investments, including investment trusts. In this environment, MUFG and Mitsubishi UFJ Securities have concluded that completion of the share exchange will:

•	strengthen business cooperation between Mitsubishi UFJ Securities and MUFG and its other subsidiaries and affiliates,

•	allow MUFG and its subsidiaries and affiliates to compete more effectively and take advantage of the opportunities presented by deregulation, and

•	facilitate the adoption of a unified compliance and governance structure to ensure compliance with relevant laws and regulations and protect the interests of investors.

Q.	What will Mitsubishi UFJ Securities shareholders receive in the share exchange?

A.	Holders of Mitsubishi UFJ Securities common stock as of the record date will receive shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock.

Q.	Does the board of directors of Mitsubishi UFJ Securities recommend the share exchange?

A.

Q.	How will fractional shares be treated in the share exchange?

A.	If any fractional shares of MUFG common stock would otherwise be allotted to holders of Mitsubishi UFJ Securities common stock in the share exchange, such fractional shares will not be issued to the respective shareholders, but instead the integral number of shares representing the aggregate of all such fractional shares (disregarding the fractional shares after such aggregation, if any) will be sold in the Japanese market and the net cash proceeds from the sale will be distributed to the former holders of Mitsubishi UFJ Securities shares on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts.

Q.	When is the share exchange expected to be completed?

A.	MUFG and Mitsubishi UFJ Securities expect to complete the share exchange on or around March 31, 2007.

Q.	What are the required votes to approve the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities?

A.	At the shareholders meeting of Mitsubishi UFJ Securities, holders of record as of , 2006 of issued shares of common stock are entitled to one vote per unit share (tan-gen kabu). The following shares, however, are not entitled to vote at the shareholders meeting of Mitsubishi UFJ Securities:

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by entities in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the voting rights; and

•	shares issued after the record date and shares that have come to constitute one or more unit shares after the record date.

The required quorum for a vote on the terms of the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities is a majority of the aggregate of the above shares of common stock with voting rights at the shareholders meeting. In determining the required quorum for the shareholders meeting of Mitsubishi UFJ Securities, shares without voting rights are not counted. The affirmative vote of shareholders comprising two-thirds of the above common shares with voting rights represented at the shareholders meeting of Mitsubishi UFJ Securities is required to approve the terms of the share exchange agreement.

As of March 31, 2006, MUFG held 63% of the voting rights in Mitsubishi UFJ Securities common stock. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

Q.	What materials am I receiving?

A.	Mitsubishi UFJ Securities will distribute voting materials, including a mail-in voting card, to registered shareholders that will enable them to exercise their voting rights. For shareholders who are not resident in Japan and have a standing proxy or a custodian in Japan, Mitsubishi UFJ Securities will distribute voting materials to their standing proxies or custodians in Japan at least 20 business days prior to the date of the shareholders meeting. Therefore, if you are a Mitsubishi UFJ Securities shareholder that is not resident in Japan and have a standing proxy or a custodian in Japan with respect to Mitsubishi UFJ Securities shares, you are encouraged to contact your standing proxy or custodian in Japan. If you are a Mitsubishi UFJ Securities shareholder that is not resident in Japan and have purchased Mitsubishi UFJ Securities shares through a securities broker located outside Japan, you are encouraged to ask your broker to obtain the voting materials from its standing proxy or custodian in Japan or to otherwise make proper arrangements.

Q.	If I own Mitsubishi UFJ Securities shares, how do I vote at the shareholders meeting?

A.

Mitsubishi UFJ Securities currently uses the unit share (tan-gen kabu) system, where one unit consists of 1,000 shares of Mitsubishi UFJ Securities common stock. If you have one or more unit shares of Mitsubishi UFJ Securities common stock, you will have voting rights with respect to each unit share of common stock. You may exercise voting rights by attending the shareholders meeting in person or by having another shareholder who has voting rights attend the shareholders meeting as your attorney-in-fact, by the Internet or by arranging to return the mail-in voting card sent to the registered shareholders by Mitsubishi UFJ

Securities. Completed mail-in voting cards must be received at least one day before the shareholders meeting. If you are a Mitsubishi UFJ Securities shareholder resident in the United States, mail-in voting cards and related materials will be sent to your standing proxy or custodian in Japan, if you have one, who will then transmit those voting cards and related materials to you or take other actions according to the terms of the respective proxy agreements. If you are not residing in Japan, you are encouraged to contact your standing proxy or custodian in Japan or your securities broker through which you purchased the shares. A Mitsubishi UFJ Securities shareholder is also entitled to exercise voting rights through the Internet by accessing Mitsubishi UFJ Trust and Banking Corporation’s website (http://www.evoting.tr.mufg.jp) and inputting an exercise code and password. Internet voting is available only in Japanese.

Q.	What is the record date for voting at the shareholders meeting?

A.	The record date will be , 2006. Accordingly, holders of at least one unit share of Mitsubishi UFJ Securities common stock of record as of the record date will be eligible to vote at the shareholders meeting to be held on , 2007. Holders of shares issued after , 2006, such as shares that may be issued after , 2006 as a result of convertible or exchangeable securities (which were issued prior to , 2006) being converted or exchanged, will not be entitled to vote at the shareholders meeting.

Q.	How will shares represented at the shareholders meeting by mail-in voting cards be treated?

A.	The mail-in voting cards used for the shareholders meeting of Mitsubishi UFJ Securities will list the proposals to be voted on by shareholders at the shareholders meeting, including approval of the terms of the share exchange agreement. The mail-in voting cards will allow shareholders to indicate a “for” or “against” vote with respect to each proposal. In accordance with Japanese law and practice, Mitsubishi UFJ Securities intends to count towards the quorum requirements for its shareholders meeting any shares represented by voting cards that are returned to Mitsubishi UFJ Securities, including voting cards that do not indicate a vote “for” or “against” any of the proposals, and to count voting cards that do not indicate a vote “for” or “against” any proposal as having voted “for” approval of the proposals, including the terms of the share exchange agreement.

Q.	May I change my vote after I submit my mail-in voting card?

A.	Yes. If you want to change your previously returned mail-in voting card, you must either attend the shareholders meeting personally or through another shareholder who has voting rights, whom you appoint as your attorney-in-fact, or resubmit your vote via the Internet. By attending the shareholders meeting in person or having another shareholder entitled to vote your shares attend the shareholders meeting on your behalf, or by resubmitting your vote via the Internet, you will automatically revoke your previously returned mail-in voting card. Your vote submitted via the Internet, however, will also be automatically revoked if you subsequently attend the shareholders meeting in person or through another shareholder who has voting rights whom you appoint as your attorney-in-fact.

Q.	May I change my vote after I submit my vote via the Internet?

A.	Yes. If you want to change a vote previously submitted via the Internet, you must either attend the shareholders meeting personally or through another shareholder who has voting rights, whom you appoint as your attorney-in-fact, or resubmit your vote via the Internet. By attending the shareholders meeting in person or having another shareholder entitled to vote your shares attend the shareholders meeting on your behalf, or by resubmitting your vote via the Internet, you will automatically revoke your vote previously submitted via the Internet. If you submit more than one vote via the Internet, the last vote submitted will be counted.

Q.	If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A.	Whether your broker will vote your shares without your instructions depends on the terms and conditions of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q.	Do I have opposition rights?

A.	Under the Company Law of Japan, you are entitled to opposition rights in connection with the share exchange. Any Mitsubishi UFJ Securities shareholder (1) who notifies Mitsubishi UFJ Securities prior to the shareholders meeting of his or her intention to oppose the share exchange and votes against the approval of the terms of the share exchange agreement at the shareholders meeting, or (2) who does not have voting rights at the relevant shareholders meeting, including the shareholders who only have shares constituting less than one unit share may demand, starting from 20 days before until one day before the effective date of the share exchange, that Mitsubishi UFJ Securities purchase his or her shares of Mitsubishi UFJ Securities common stock at fair value. All Mitsubishi UFJ Securities shareholders seeking to exercise these opposition rights must also comply with the other relevant procedures set forth in the Company Law of Japan.

If you fall under category (1) referred to in the preceding paragraph and fail to provide such notice prior to the shareholders meeting or to vote against the approval of the terms of the share exchange agreement at the shareholders meeting, you will waive your right to demand that Mitsubishi UFJ Securities purchase your shares of common stock at fair value. If you fall under category (2) referred to in the preceding paragraph and are not entitled to vote at the shareholders meeting despite being a shareholder of Mitsubishi UFJ Securities, you are not required to vote against the share exchange in order to assert the right to demand that Mitsubishi UFJ Securities purchase the shares that you hold at fair value.

Q.	Should I send in my stock certificates now?

A.	No. If the terms of the share exchange agreement are approved at the shareholders meeting of Mitsubishi UFJ Securities, you, your standing proxy or custodian in Japan or your broker will, on your or your broker’s behalf, receive a notice requesting that shareholders submit their share certificates representing Mitsubishi UFJ Securities stock during the period stated in the notice, which will end one day prior to the date of the share exchange. The notice will also include instructions on how to exchange your Mitsubishi UFJ Securities share certificates for MUFG share certificates. Please do not send your share certificates until you receive these instructions from Mitsubishi UFJ Securities, your standing proxy or custodian in Japan or your broker. In the event that the share certificates of Mitsubishi UFJ Securities are deposited with the Japan Securities Depository Center, Inc., such share certificates need not be actually submitted by each of the beneficial shareholders to Mitsubishi UFJ Securities within the submission period.

Q.	How will trading in shares of Mitsubishi UFJ Securities common stock be affected in connection with the completion of the share exchange?

A.	Under the current schedule and assuming the share exchange is approved, MUFG will be the sole holder of Mitsubishi UFJ Securities common stock, and all shares held by MUFG will be delisted from the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan on or around March 27, 2007.

The shares of MUFG common stock to be allocated on the effective date of the share exchange have been listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. The shares of MUFG common stock to be allocated on the effective date of the share exchange can be deposited for ADSs, each representing one-thousandth of one share of MUFG, and traded on the New York Stock Exchange, or NYSE, in the United States.

Q.	Will I receive dividends from Mitsubishi UFJ Securities on shares of Mitsubishi UFJ Securities common stock for the year ending March 31, 2007?

A.	No. Under the current schedule and assuming the share exchange is approved, as of March 31, 2007, holders of Mitsubishi UFJ Securities common stock will become holders of MUFG’s common stock and Mitsubishi UFJ Securities will become a wholly owned subsidiary of MUFG. Accordingly, MUFG will receive any dividends that Mitsubishi UFJ Securities may pay on shares of Mitsubishi UFJ Securities common stock for the year ending March 31, 2007.

Q.	Will I receive dividends from MUFG on shares of MUFG common stock for the year ending March 31, 2007?

A.	Yes. Under the current schedule and assuming the share exchange is approved, as of March 31, 2007, holders of Mitsubishi UFJ Securities common stock will become holders of MUFG common stock. Accordingly, holders of Mitsubishi UFJ Securities common stock will receive any dividends that MUFG may pay on shares of MUFG common stock for the year ending March 31, 2007.

Q.	What are the Japanese tax consequences of the share exchange?

A.	Please see “Taxation—Japanese Taxation.”

Q.	What are the U.S. tax consequences of the share exchange?

A.	Please see “Taxation—U.S. Federal Income Tax Consequences.”

Q.	Whom can I call with questions?

A.	If you have more questions about the share exchange, you should call:

Mr. Hitoshi Shimamura

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

Telephone: +81-3-3240-6608

Mr. Hiroshi Kutose

Mitsubishi UFJ Securities Co., Ltd.

5-2, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-0005

Japan

Telephone: +81-3-6213-6584

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. To understand the share exchange fully and for a more complete description of the legal terms of the share exchange, you should carefully read this entire prospectus.

The Companies

Mitsubishi UFJ Financial Group, Inc.

MUFG is one of the world’s leading bank holding companies. MUFG is a holding company for The Bank of Tokyo-Mitsubishi UFJ, Ltd., or Bank of Tokyo Mitsubishi UFJ, Mitsubishi UFJ Trust and Banking Corporation, and Mitsubishi UFJ Securities and other subsidiaries. MUFG provides a broad range of financial services, including commercial banking, investment banking, trust-banking and asset management services, to individuals and corporate customers through its subsidiaries and affiliated companies. MUFG on a consolidated basis had total assets of ¥186.2 trillion as of March 31, 2006 and net income of ¥363.5 billion for the fiscal year ended March 31, 2006.

MUFG’s address is:

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

Telephone: +81-3-3240-8111

Mitsubishi UFJ Securities Co., Ltd.

Mitsubishi UFJ Securities was formed through the merger between Mitsubishi Securities Co., Ltd. and UFJ Tsubasa Securities Co., Ltd. on October 1, 2005. As of March 31, 2006, MUFG held Mitsubishi UFJ Securities common stock representing 63% of the voting rights. Mitsubishi UFJ Securities functions as the core of MUFG’s securities and investment banking business, including underwriting and brokerage of securities, mergers and acquisitions, derivatives, corporate advisory and securitization operations. In addition to its own independent branches, Mitsubishi UFJ Securities serves individual customers with Bank of Tokyo-Mitsubishi UFJ and Mitsubishi UFJ Trust and Banking Corporation through MUFG Plazas. As of March 31, 2006, Mitsubishi UFJ Securities had 137 offices, including its head office and branches, of which 35 were part of MUFG Plazas.

Mitsubishi UFJ Securities’ address is:

Mitsubishi UFJ Securities Co., Ltd.

5-2, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-0005

Japan

Telephone: +81-3-6213-8500

The Share Exchange (Page 25)

The boards of directors of MUFG and Mitsubishi UFJ Securities have resolved to make Mitsubishi UFJ Securities a wholly owned subsidiary of MUFG through a statutory share exchange under the Company Law of Japan. On                     , 2006, the MUFG and Mitsubishi UFJ Securities entered into a share exchange agreement setting forth the final terms of the share exchange.

If the terms of the share exchange agreement are approved at the shareholders meeting of Mitsubishi UFJ Securities, which is currently scheduled to be held on                     , 2007, and if the other conditions to completing the share exchange are satisfied, the share exchange is expected to be completed on or around March 31, 2007.

As of March 31, 2006, MUFG held Mitsubishi UFJ Securities common stock representing 63% of the voting rights. On the date the share exchange becomes effective, Mitsubishi UFJ Securities shareholders of record as of the date one day prior to the date of the share exchange, other than MUFG, will become entitled to receive shares of MUFG common stock in exchange for each share of Mitsubishi UFJ Securities common stock. The resulting number of shares of MUFG common stock to which Mitsubishi UFJ Securities shareholders are entitled will be recorded in MUFG’s register of shareholders. The integral number of shares representing the aggregate of all fractional shares (disregarding the fractional shares after such aggregation, if any) will be sold through the Tokyo Stock Exchange, and the net cash proceeds from the sale will be distributed to the former holders of Mitsubishi UFJ Securities shares on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts.

Based on the closing prices of MUFG and Mitsubishi UFJ Securities common shares and the fair value of the preferred shares as of                     , 2007, the last full trading day prior to the companies entering into and announcing the share exchange agreement, the aggregate transaction value was ¥         billion.

Reasons for the Share Exchange (Page 25)

MUFG has been actively pursuing its integrated group strategy, which positions retail, corporate and trust assets (asset management and asset administration) as its three core business areas. As part of this strategy, MUFG’s bank, trust bank and securities company subsidiaries are being integrated as a unified group to deliver high-quality financial products and services and to compete more effectively with other major financial services providers.

MUFG and Mitsubishi UFJ Securities believe the market for financial services in Japan is changing rapidly. Deregulation of the financial markets, particularly the lifting of restrictions on cross-selling of financial products by banks, securities companies and other financial institutions, is an important factor in these changes. MUFG and Mitsubishi UFJ Securities also believe that Japanese consumers are increasingly shifting assets from ordinary savings accounts into other types of investments, including investment trusts. In this environment, MUFG and Mitsubishi UFJ Securities have concluded that completion of the share exchange will:

•	strengthen business cooperation between Mitsubishi UFJ Securities and MUFG and its other subsidiaries and affiliates,

•	allow MUFG and its subsidiaries and affiliates to compete more effectively and take advantage of the opportunities presented by deregulation, and

•	facilitate the adoption of a unified compliance and governance structure to ensure compliance with relevant laws and regulations and protect the interests of investors.

Required Mitsubishi UFJ Securities Shareholder Approvals (Page 24)

Mitsubishi UFJ Securities plans to seek shareholder approval of the terms of the share exchange agreement at its shareholders meeting, which is currently scheduled to be held on                     , 2007 in Japan at its office in Tokyo. Under the Company Law of Japan, the notice of convocation of a shareholders meeting must be sent at least two weeks in advance to all shareholders of record having voting rights. For shareholders not resident in Japan, Mitsubishi UFJ Securities will send, at least 20 business days prior to the date of the shareholders meeting, the notice of convocation to their standing proxies in Japan or other persons in Japan who hold the shares on behalf of those shareholders and in whose name the shares are registered in Mitsubishi UFJ Securities’ register of shareholders. Mitsubishi UFJ Securities currently plans to mail out its notice on or around                  , 2007.

At this shareholders meeting, among other things, shareholders will be asked to approve the final terms of the share exchange agreement into which MUFG and Mitsubishi UFJ Securities entered on                     , 2006.

At the shareholders meeting of Mitsubishi UFJ Securities, holders of record as of                     , 2006 of issued shares of common stock will be entitled to one vote per unit share. The following shares, however, will not be entitled to vote at the shareholders meeting of Mitsubishi UFJ Securities:

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by entities in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the voting rights; and

•	shares issued after the record date and shares that have come to constitute one or more unit shares after the record date.

The required quorum for a vote on the terms of the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities is a majority of the aggregate of the above shares of common stock with voting rights at the shareholders meeting. The affirmative vote of shareholders comprising two-thirds of the common shares with voting rights represented at the shareholders meeting of Mitsubishi UFJ Securities is required to approve the terms of the share exchange agreement. As of March 31, 2006, MUFG held 63% of the voting rights in Mitsubishi UFJ Securities. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

As of September 30, 2006, MUFG, its directors, executive officers and corporate auditors and their affiliates held of record approximately     % of the voting rights of Mitsubishi UFJ Securities common stock, and approximately     % of the voting rights of MUFG common stock (excluding shares held in trust accounts and shares held for trading purposes by the securities company subsidiaries).

As of September 30, 2006, Mitsubishi UFJ Securities, its directors, executive officers and corporate auditors and their affiliates held of record approximately     % of the voting rights of Mitsubishi UFJ Securities common stock, and approximately     % of the voting rights of MUFG common stock (excluding shares held in trust accounts and shares held for trading purposes by the securities company subsidiaries).

Shareholders Meeting of Mitsubishi UFJ Securities (Page 23)

Shareholders eligible to vote at the shareholders meeting of Mitsubishi UFJ Securities may do so in person, by arranging to return mail-in voting cards to Mitsubishi UFJ Securities or via the Internet. The mail-in voting cards and the Internet will allow shareholders to indicate a “for” or “against” vote with respect to each proposal to be voted on at the shareholders meeting, including approval of the terms of the share exchange agreement.

Each Mitsubishi UFJ Securities shareholder is entitled, with certain exceptions, to one vote per unit share of common stock.

No Solicitation of Proxies, Consents or Authorizations (Page 24)

Shareholders may vote by attending in person the shareholders meeting of Mitsubishi UFJ Securities, having another shareholder who has voting rights attend the shareholders meeting as your attorney-in-fact or using the Internet or the mail-in voting card distributed in accordance with the Company Law of Japan. Mitsubishi UFJ Securities will not solicit any separate form of proxy, consent or authorization prior to its shareholders meeting.

Conditions to the Share Exchange and Termination (Page 26)

The share exchange can only be completed if the terms of the share exchange agreement are approved by shareholders of Mitsubishi UFJ Securities and certain other conditions are satisfied. Please see “The Share Exchange—Conditions to the Share Exchange” for a complete discussion of these conditions. Under the Company Law of Japan, MUFG does not need to obtain shareholder approval at its shareholders meeting in order to consummate the transaction except under limited circumstances.

Opposition Rights (Page 28)

Under the Company Law of Japan, you are entitled to opposition rights in connection with the share exchange, which must be exercised in accordance with the procedures set forth in the Company Law of Japan. In order to exercise this right, you must notify Mitsubishi UFJ Securities of your intention to oppose the share exchange prior to the shareholders meeting of Mitsubishi UFJ Securities, and also vote against the approval of the share exchange agreement at the shareholders meeting. If you comply with the above and other procedures required by the Company Law of Japan, you may demand, starting from 20 days before until one day before the effective date of the share exchange, that Mitsubishi UFJ Securities purchase your shares at their fair value. Please see “The Share Exchange—Opposition Rights” for a complete discussion of these rights.

Material Tax Consequences (Page 33)

Japanese Taxation

As long as non-resident shareholders of Mitsubishi UFJ Securities (as defined hereinafter) receive only MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock in the share exchange, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Mitsubishi UFJ Securities generally will not recognize any gain for Japanese tax purposes, even if they receive cash in lieu of fractional shares of MUFG common stock which they become entitled to in the course of the share exchange. Please see “Taxation—Japanese Taxation” for a more detailed description of Japanese taxation matters. Each non-Japanese holder should, however, obtain advice from its own tax advisors regarding its tax status in each jurisdiction.

U.S. Taxation

The material U.S. federal income tax consequences of the share exchange will be as follows:

(a)	The share exchange should constitute a reorganization for United States federal income tax purposes, and MUFG and Mitsubishi UFJ Securities should each be a party to such reorganization.

(b)	You should not recognize gain or loss upon your receipt of MUFG common stock in exchange for your Mitsubishi UFJ Securities common stock, except with respect to cash that you receive instead of fractional shares of MUFG common stock.

(c)	The aggregate tax basis of the shares of MUFG common stock that you receive in exchange for your Mitsubishi UFJ Securities common stock in the share exchange, including fractional shares for which cash is ultimately received, should be the same as the aggregate tax basis of your Mitsubishi UFJ Securities common stock exchanged.

(d)	The holding period for shares of MUFG common stock that you receive in the share exchange should include the holding period of the Mitsubishi UFJ Securities common stock exchanged.

(e)	If you receive cash instead of a fractional share of MUFG common stock, you should recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (c) above) and the amount of cash received. Such gain or loss generally will constitute capital gain or loss.

Please see “Taxation—U.S. Federal Income Tax Consequences” for a more detailed description of U.S. taxation matters.

Risk Factors (Page 11)

In determining whether to vote to approve the terms of the share exchange agreement, you should carefully consider the risk factors beginning on page 11 of this prospectus.

Accounting Treatment of the Share Exchange (Page 29)

The share exchange will be accounted for under the purchase method of accounting in accordance with U.S. GAAP.

Trading Markets (Page 21)

Shares of common stock of MUFG are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan, and ADSs, each representing one-thousandth of a share of MUFG common stock, are listed on the NYSE.

Summary Market Price Information (Page 22)

The following table sets forth the last reported sale prices on the Tokyo Stock Exchange for MUFG and Mitsubishi UFJ Securities common stock, and the implied equivalent value of Mitsubishi UFJ Securities common stock based upon the share exchange ratio, on                     , 2006, the day the share exchange agreement was entered into, and on                     , 2007.

	Mitsubishi UFJ Securities common stock (historical)	Mitsubishi UFJ Securities common stock (implied equivalent value)	MUFG common stock (historical)
, 2006	¥	¥	¥
, 2007

Where to Find More Information (Page 38)

As required by the U.S. Securities Act of 1933, MUFG has filed a registration statement on Form F-4 relating to the securities offered by this prospectus with the U.S. Securities and Exchange Commission, or SEC. This prospectus is a part of that registration statement, which includes additional information.

In addition, MUFG files annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

RISK FACTORS

Prior to making a decision on the share exchange, you should carefully consider, along with other matters set out in this prospectus and other documents that are incorporated into this prospectus by reference, including MUFG’s annual report on Form 20-F filed with the SEC on September 28, 2006, the following considerations:

Risks Relating to the Share Exchange

The share exchange ratio is fixed and will not be adjusted to reflect changes in the market values of MUFG and Mitsubishi UFJ Securities common stock; as a result, the value of MUFG common stock you receive in the share exchange may be less than when you vote on the share exchange.

Upon the completion of the share exchange, each share of Mitsubishi UFJ Securities common stock, excluding those held by MUFG, will be exchanged for              shares of MUFG common stock. The ratio at which Mitsubishi UFJ Securities common stock will be exchanged for MUFG common stock is fixed, and will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of MUFG or Mitsubishi UFJ Securities common stock change, there will be no change in the number of shares of MUFG common stock you will receive in the share exchange. Furthermore, neither company is permitted to terminate the share exchange or solicit another vote of Mitsubishi UFJ Securities stockholders solely due to changes in the market prices of either company’s common stock.

Any change in the prices of either company’s common stock occurring prior to the effective date of the share exchange will affect the value that holders of Mitsubishi UFJ Securities common stock receive in the share exchange. The value of the MUFG common stock received by you in the share exchange (which will occur approximately          weeks after the shareholders meeting) may be higher or lower than the value as of the date of this prospectus and as of the date of the shareholders meeting of Mitsubishi UFJ Securities, depending on the then prevailing market prices of MUFG and Mitsubishi UFJ Securities common stock.

The share prices of MUFG and Mitsubishi UFJ Securities common stock are subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility in the past. Stock price changes may result from a variety of factors, including actual changes in, or investor perception of, MUFG’s and Mitsubishi UFJ Securities’ businesses, operations and prospects. Regulatory developments and changes in general market and economic conditions may also affect the stock price of MUFG and Mitsubishi UFJ Securities. You should obtain and review recent market quotations for MUFG and Mitsubishi UFJ Securities common stock before voting on the share exchange.

If the goodwill that will be recorded in connection with the share exchange becomes impaired, MUFG may be required to record impairment charges, which may adversely affect its financial results and the market price of its common stock following the share exchange.

In accordance with U.S. GAAP, MUFG will account for the share exchange using the purchase method of accounting. MUFG will allocate the total purchase price to its assets and liabilities acquired through the share exchange based on the proportionate share of the fair values of those assets and liabilities. The excess of the purchase price over the fair values of Mitsubishi UFJ Securities’ assets and liabilities will be recorded as goodwill. If the recorded goodwill becomes impaired, MUFG may be required to incur material charges relating to the impairment of goodwill. If the anticipated benefits of the share exchange are not achieved, actually or perceptually, MUFG’s financial results, including earnings per share, and the market value of MUFG’s common stock could be adversely affected.

The fairness opinion obtained by Mitsubishi UFJ Securities is based on financial information prepared under Japanese GAAP, and accordingly U.S. investors should not unduly rely on such fairness opinion.

The financial analysis and fairness opinion of Mitsubishi UFJ Securities’ financial advisor is based upon financial information of MUFG and Mitsubishi UFJ Securities prepared in accordance with Japanese GAAP. The accounting treatment of some items and transactions differ significantly between Japanese GAAP and U.S. GAAP. The financial advisor has not reviewed any financial information prepared by MUFG or Mitsubishi UFJ Securities under U.S. GAAP and has not taken account of any differences between Japanese GAAP and U.S. GAAP. Accordingly, the financial analysis and fairness opinion of Mitsubishi UFJ Securities’ financial advisor may have limited utility to U.S. investors. U.S. investors should not unduly rely on the financial analysis and fairness opinion of Mitsubishi UFJ Securities’ financial advisor contained elsewhere in this prospectus.

RECENT DEVELOPMENTS

Revision of Earnings Forecast by Consolidated Subsidiary

On October 20, 2006, UFJ NICOS Co., Ltd., a consolidated subsidiary of MUFG, announced a downward revision in its earnings forecast under Japanese GAAP and expected dividends for the six months ended September 30, 2006 and the fiscal year ending March 31, 2007.

The revision was primarily due to additional reserves taken by UFJ NICOS in accordance with a recent accounting pronouncement from the Japanese Institute of Certified Public Accountants and a more stringent application of its credit-risk reserve policy. Additionally, UFJ NICOS reduced its deferred tax assets due to a change in its projected taxable income in future periods relating to a proposed Japanese government reform to reduce the maximum permissible interest rate for consumer loans.

MUFG expects that these developments may also affect its other consumer finance businesses, but has not assessed the scope of the impact at this time. In addition, MUFG has not determined the impact of these developments on its consolidated financial results under U.S. GAAP.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

MUFG may from time to time make written or oral forward-looking statements. Written forward-looking statements may appear in documents filed with the SEC including this prospectus as well as MUFG’s annual report on Form 20-F and other reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves. MUFG relies on this safe harbor in making forward-looking statements.

Forward-looking statements appear in a number of places in this prospectus and include statements regarding MUFG’s and Mitsubishi UFJ Securities’ intent, belief or current expectations or the current belief or current expectations of MUFG’s and Mitsubishi UFJ Securities’ management with respect to, among others:

•	financial condition;

•	results of operations;

•	business plans and other management objectives;

•	business strategies, competitive positions and growth opportunities;

•	the consummation and benefits of the proposed share exchange and realization of financial and operating synergies and efficiencies, including estimated cost savings and revenue enhancement;

•	the financial and regulatory environment in which MUFG and Mitsubishi UFJ Securities operate;

•	the problem loan levels and loan losses of MUFG; and

•	the equity and foreign exchange markets.

In many but not all cases, MUFG uses words such as “anticipate,” “aim,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probability,” “risk” and similar expressions, as they relate to MUFG or Mitsubishi UFJ Securities or MUFG’s or Mitsubishi UFJ Securities’ management, to identify forward-looking statements. These statements reflect MUFG’s or Mitsubishi UFJ Securities’ current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, believed, estimated, expected, intended or planned.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	the ability to integrate MUFG’s and Mitsubishi UFJ Securities’ businesses and operations in a manner that achieves the expected results;

•	timing, impact and other uncertainties associated with MUFG’s other or future acquisitions or combinations within relevant industries and the integration of these other future acquisitions;

•	requirements imposed by regulatory authorities to permit the transactions contemplated hereby to be consummated;

•	changes in the monetary and interest rate policies of the Bank of Japan and other G-7 central banks;

•	the ongoing integration of the information systems formerly used by The Bank of Tokyo-Mitsubishi, Ltd. and UFJ Bank Limited;

•	fluctuations in interest rates, equity prices and foreign currencies, the adequacy of loan loss reserves, the inability to hedge certain risks economically, changes in consumer spending and other habits, as well as the impact of tax and other legislation and other regulations in the jurisdictions in which MUFG and Mitsubishi UFJ Securities and their respective affiliates operate;

•	risks of international business;

•	regulatory risks;

•	contingent liabilities;

•	competitive factors in the industries in which MUFG and Mitsubishi UFJ Securities compete, and the impact of competitive services and pricing in both MUFG and Mitsubishi UFJ Securities’ markets;

•	risks associated with debt service requirements and interest rate fluctuations;

•	degree of financial leverage; and

•	other risks referenced from time to time in MUFG’s filings with the SEC.

MUFG does not intend to update these forward-looking statements. MUFG is under no obligation, and disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SELECTED CONSOLIDATED FINANCIAL DATA OF MUFG

The selected statement of income data and selected balance sheet data set forth below have been derived from the audited consolidated financial statements of MUFG. On October 1, 2005, Mitsubishi Tokyo Financial Group, Inc., or MTFG, merged with UFJ Holdings, Inc., or UFJ Holdings, with MTFG being the surviving entity. Upon consummation of the merger, MTFG changed its name to Mitsubishi UFJ Financial Group, Inc. The merger was accounted for under the purchase method of accounting, and the assets and liabilities of UFJ Holdings and its subsidiaries were recorded at fair value as of October 1, 2005. Therefore, the financial data as of and for the fiscal years ended March 31, 2002, 2003, 2004 and 2005 reflect the financial position and results of MTFG and its subsidiaries only. The financial data as of March 31, 2006 reflect the financial position of MUFG while the financial data for the fiscal year ended March 31, 2006 comprised the results of MTFG and its subsidiaries for the six months ended September 30, 2005 and the results of MUFG from October 1, 2005 to March 31, 2006.

Except for risk-adjusted capital ratios, which are calculated in accordance with Japanese banking regulations based on information derived from MUFG’s consolidated financial statements prepared in accordance with Japanese GAAP, and the average balance information, the selected financial data set forth below are derived from MUFG’s consolidated financial statements prepared in accordance with U.S. GAAP. In the fiscal year ended March 31, 2006, the international correspondent banking operations of UnionBanCal Corporation, MUFG’s U.S. subsidiary, were discontinued and certain figures in prior fiscal years were reclassified to discontinued operations to conform to the presentation for the fiscal year ended March 31, 2006.

You should read the selected financial data set forth below in conjunction with MUFG’s consolidated financial statements and other financial data included in the documents incorporated by reference into this prospectus. The following data are qualified in their entirety by reference to all of that information.

	Fiscal years ended March 31,
	2002	2003	2004	2005	2006
	(in millions, except per share data and number of shares)
Statement of income data:
Interest income	¥2,006,855	¥1,578,069	¥1,417,902	¥1,438,701	¥2,530,682
Interest expense	934,932	537,387	425,162	469,606	882,069

Net interest income	1,071,923	1,040,682	992,740	969,095	1,648,613
Provision (credit) for credit losses	599,016	437,972	(114,364)	108,338	110,167

Net interest income after provision (credit) for credit losses	472,907	602,710	1,107,104	860,757	1,538,446
Non-interest income	352,786	832,639	1,298,665	986,810	1,067,352
Non-interest expense	1,154,932	1,175,806	1,229,405	1,129,173	2,076,125

Income (loss) from continuing operations before income tax expense (benefit) and cumulative effect of a change in accounting principle	(329,239)	259,543	1,176,364	718,394	529,673
Income tax expense (benefit)	(101,885)	67,843	355,308	303,755	165,473

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	(227,354)	191,700	821,056	414,639	364,200
Income from discontinued operations—net	3,605	12,277	1,946	1,493	8,973
Cumulative effect of a change in accounting principle, net of tax(1)	5,867	(532)	—	(977)	(9,662)

Net income (loss)	¥(217,882)	¥203,445	¥823,002	¥415,155	¥363,511

Net income (loss) available to common shareholders	¥(222,050)	¥190,941	¥815,021	¥408,318	¥156,842

	Fiscal years ended March 31,
	2002	2003		2004		2005		2006
	(in millions, except per share data and number of shares)
Amounts per share:
Basic earnings (loss) per common share-income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	¥(41,681.79)	¥31,900.86		¥128,044.42		¥62,637.96		¥19,398.62
Basic earnings (loss) per common share-net income (loss) available to common shareholders	(39,976.55)	33,991.75		128,350.88		62,717.21		19,313.78
Diluted earnings (loss) per common share-income (loss) from continuing operations available to common shareholders before cumulative effect of a change in accounting principle	(41,681.79)	29,161.52		124,735.34		62,397.57		19,036.71
Diluted earnings (loss) per common share-net income (loss) available to common shareholders	(39,976.55)	31,164.84		125,033.96		62,476.76		18,951.87
Number of shares used to calculate basic earnings per common share (in thousands)	5,555	5,617		6,350		6,510		8,121
Number of shares used to calculate diluted earnings per common share (in thousands)	5,555	5,863	(2)	6,517	(3)	6,516	(3)	8,121	(4)
Cash dividends per share declared during the fiscal year:
– Common share	¥4,127.63	¥6,000.00		¥4,000.00		¥6,000.00		¥9,000.00
	$33.21	$50.26		$33.41		$55.46		$79.30
– Preferred share (Class 1)	¥41,250.00	¥123,750.00		¥82,500.00		¥82,500.00		¥41,250.00
	$331.99	$1,024.65		$725.09		$772.49		$374.08
– Preferred share (Class 2)	¥8,100.00	¥24,300.00		¥16,200.00		¥8,100.00		—
	$64.99	$201.20		$142.38		$74.88		—
– Preferred share (Class 3)	—	—		—		—		¥37,069.00
	—	—		—		—		$312.99

	As of March 31,
	2002	2003	2004	2005	2006
	(in millions)
Balance sheet data:
Total assets	¥94,360,925	¥96,537,404	¥103,699,099	¥108,422,100	¥186,219,447
Loans, net of allowance for credit losses	48,355,954	46,928,860	47,469,598	50,164,144	94,494,608
Total liabilities	91,738,617	93,978,776	99,854,128	104,049,003	176,551,294
Deposits	63,448,891	67,096,271	69,854,507	71,143,099	126,639,931
Long-term debt	5,183,841	5,159,132	5,659,877	5,981,747	13,889,525
Total shareholders’ equity	2,622,308	2,558,628	3,844,971	4,373,097	9,668,153
Capital stock(5)	973,156	1,084,708	1,084,708	1,084,708	1,084,708

	Fiscal years ended March 31,
	2002	2003	2004	2005	2006
	(in millions, except percentages)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Other financial data:
Average balances:
Interest-earning assets	¥84,898,829	¥86,083,365	¥90,653,495	¥99,282,143	¥135,385,329
Interest-bearing liabilities	78,551,124	79,523,577	84,860,252	92,226,818	118,120,185
Total assets	92,365,532	95,478,978	102,827,850	110,829,406	159,347,769
Total shareholders’ equity	3,035,140	2,432,279	3,289,783	3,880,044	7,106,910
Return on equity and assets:
Net income (loss) available to common shareholders as a percentage of total average assets	(0.24)%	0.20%	0.79%	0.37%	0.10%
Net income (loss) available to common shareholders as a percentage of total average shareholders’ equity	(7.32)%	7.85%	24.77%	10.52%	2.21%
Dividends per common share as a percentage of basic earnings per common share	— (6)	17.65%	3.12%	9.57%	46.60%
Total average shareholders’ equity as a percentage of total average assets	3.29%	2.55%	3.20%	3.50%	4.46%
Net interest income as a percentage of total average interest-earning assets	1.26%	1.21%	1.10%	0.98%	1.22%
Credit quality data:
Allowance for credit losses	¥1,735,180	¥1,360,136	¥888,120	¥739,872	¥1,012,227
Allowance for credit losses as a percentage of loans	3.46%	2.82%	1.84%	1.45%	1.06%
Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more	¥4,164,982	¥2,753,026	¥1,730,993	¥1,285,204	¥2,044,678
Nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more as a percentage of loans	8.31%	5.70%	3.58%	2.52%	2.14%
Allowance for credit losses as a percentage of nonaccrual and restructured loans, and accruing loans contractually past due 90 days or more	41.66%	49.41%	51.31%	57.57%	49.51%
Net loan charge-offs	¥604,008	¥814,811	¥336,876	¥260,622	¥136,135
Net loan charge-offs as a percentage of average loans	1.24%	1.64%	0.69%	0.51%	0.19%
Average interest rate spread	1.17%	1.15%	1.06%	0.94%	1.12%
Risk-adjusted capital ratio calculated under Japanese GAAP(7)	10.30%	10.84%	12.95%	11.76%	12.20%

(1)	Effective April 1, 2001, MUFG adopted Statement of Financial Accounting Standards, or SFAS, No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. On April 1, 2002, MUFG adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Effective April 1, 2004, MUFG adopted Financial Accounting Standards Board Interpretation, or FIN, No. 46 (revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” Effective March 31, 2006, MUFG adopted FIN No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.”
(2)	Includes the common shares potentially issuable pursuant to the 3% exchangeable guaranteed notes due 2002 and Class 2 Preferred Stock. The 3% exchangeable guaranteed notes due 2002 were redeemed in November 2002.
(3)	Includes the common shares potentially issuable by conversion of the Class 2 Preferred Stock.
(4)	Includes the common shares potentially issuable by conversion of the Class 11 Preferred Stock.
(5)	Amounts include common shares and convertible Class 2 Preferred Stock. Redeemable Class 1 and Class 3 Preferred Stock are excluded.
(6)	Percentages against basic loss per common share have not been presented because such information is not meaningful.
(7)	Risk-adjusted capital ratios have been calculated in accordance with Japanese banking regulations, based on information derived from MUFG’s consolidated financial statements prepared in accordance with Japanese GAAP.

SELECTED CONSOLIDATED FINANCIAL DATA OF MITSUBISHI UFJ SECURITIES

Mitsubishi UFJ Securities was formed on October 1, 2005 through the merger between Mitsubishi Securities and UFJ Tsubasa Securities. Mitsubishi Securities was formed on September 1, 2002 through the merger of Tokyo-Mitsubishi Securities, Tokyo-Mitsubishi Personal Securities, KOKUSAI Securities and Issei Securities. The following selected consolidated financial data as of and for the fiscal year ended March 31, 2002 have been derived from the audited consolidated financial statements of KOKUSAI Securities that were prepared in accordance with Japanese GAAP. The following selected consolidated financial data as of and for the fiscal years ended March 31, 2003, 2004, and 2005 have been derived from the audited consolidated financial statements of Mitsubishi Securities that were prepared in accordance with Japanese GAAP. The following selected consolidated financial data as of and for the fiscal year ended March 31, 2006 have been derived from the audited consolidated financial statements of Mitsubishi UFJ Securities that were prepared in accordance with Japanese GAAP.

The consolidated results of operations for the fiscal year ended March 31, 2003 were compiled using the actual results of KOKUSAI Securities for the period from April 1, 2002 to August 31, 2002 (the last date before the merger that formed Mitsubishi Securities) and the actual results of Mitsubishi Securities for the seven-month period ended March 31, 2003. The consolidated results of operations for the fiscal year ended March 31, 2006 were compiled using the actual results of Mitsubishi Securities for the period from April 1, 2005 to September 30, 2005 (the last date before the merger that formed Mitsubishi UFJ Securities) and the actual results of Mitsubishi UFJ Securities for the six-month period ended March 31, 2006.

	Fiscal years ended March 31,
	2002	2003	2004	2005	2006
	(in millions, except for per share data and number of shares)
Statement of operations data:
Revenues	¥43,495	¥63,142	¥136,321	¥155,541	¥309,622
Interest expense	2,208	2,234	9,009	23,604	53,183

Net revenues	41,287	60,908	127,312	131,937	256,439
Selling, general and administrative expenses	73,120	83,787	99,277	110,738	164,999

Operating income (loss)	(31,833)	(22,879)	28,035	21,199	91,440

Income (loss) before income taxes	(33,097)	(49,245)	27,790	16,776	81,793
Income taxes	808	4,240	(7,574)	(1,234)	20,899
Minority interests in net income (loss)	147	(330)	(768)	(814)	(295)

Net income (loss)	¥(34,052)	¥(53,155)	¥36,132	¥18,824	¥61,189

Balance sheet data (at year end):
Total assets	¥1,256,605	¥2,946,697	¥4,714,770	¥7,285,214	¥9,874,475
Long-term debts	51,252	52,430	163,608	311,700	705,566
Shareholders’ equity	218,222	335,738	375,213	390,249	698,764
Common stock	65,255	65,255	65,519	65,519	65,519
Number of shares issued (in thousands)	275,188	472,093	472,661	472,661	726,023
Return on equity (ROE)(1)	(14.3)%	(19.2)%	10.2%	4.9%	11.2%

Per share data:
Basic earnings (loss) per share	¥(126.28)	¥(138.72)	¥77.31	¥40.15	¥103.22
Diluted earnings per share(2)	—	—	72.87	37.92	98.54
Shareholders’ equity per share	813.00	721.92	804.32	836.28	974.30
Cash dividends per share(3)	¥9.00	¥3.00	¥9.00	¥9.00	¥20.00
	$0.08	$0.03	$0.08	$0.08	$0.17

(1)	Return on equity is calculated by dividing net income for the period by the average of shareholders’ equity at the beginning and end of the relevant period.
(2)	Diluted earnings per share for the fiscal years ended March 31, 2002 and 2003 are not provided because a net loss was recorded for these years.
(3)	For the convenience of readers, the U.S. dollar amounts are presented as translations of Japanese yen amounts calculated using the exchange rate in effect at each respective dividend payment date.

EXCHANGE RATES

The table below sets forth, for each period indicated, the noon buying rate in New York City for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York, expressed in Japanese yen per $1.00. On October 16, 2006, the noon buying rate was $1.00 equals ¥119.25 and the inverse noon buying rate was ¥100 equals $0.84.

	High	Low	Period End	Average of Month-end Rates
	(yen per dollar)
Fiscal year ended March 31, 2002	134.77	115.89	132.70	125.64
Fiscal year ended March 31, 2003	133.40	115.71	118.07	121.10
Fiscal year ended March 31, 2004	120.55	104.18	104.18	112.75
Fiscal year ended March 31, 2005	114.30	102.26	107.22	107.28
Fiscal year ended March 31, 2006	119.07	115.89	117.48	113.67
Fiscal year ending March 31, 2007 (through October 16, 2006)	119.81	110.07	119.25	n.a.
Month of:
April	118.66	113.79	113.79	n.a.
May	113.46	110.07	112.26	n.a.
June	116.42	111.66	114.51	n.a.
July	117.44	113.97	114.44	n.a.
August	117.35	114.21	117.35	n.a.
September	118.02	116.04	117.99	n.a.
October (through October 16, 2006)	119.81	117.66	119.25	n.a.

MARKET PRICE AND DIVIDEND INFORMATION

The primary market for MUFG common stock is the Tokyo Stock Exchange. MUFG common stock is also listed and traded on the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan. ADSs, each representing one-thousandth of a share of MUFG common stock, are listed on the NYSE under the symbol “MTU”.

The primary market for Mitsubishi UFJ Securities common stock is the Tokyo Stock Exchange. Mitsubishi UFJ Securities common stock is also listed and traded on the Osaka Securities Exchange and the Nagoya Stock Exchange in Japan.

The following table sets forth, for the periods indicated, the reported high and low sale prices for shares of MUFG common stock and Mitsubishi UFJ Securities common stock on the Tokyo Stock Exchange. The following table also sets forth, for the periods indicated, the reported high and low sales prices per ADS of MUFG ADSs traded on the NYSE.

	MUFG common stock(1)		Mitsubishi UFJ Securities common stock(2)		MUFG ADS(1)
	Price Per Share		Price Per Share		Price Per ADS
	High	Low	High	Low	High	Low
Fiscal year ended March 31, 2002	¥1,350,000	¥688,000	¥1,165	¥495	$11.27	$5.15
Fiscal year ended March 31, 2003	1,060,000	438,000	865	449	8.31	3.65
Fiscal year ended March 31, 2004	1,080,000	351,000	1,487	466	10.11	2.98
Fiscal year ended March 31, 2005	1,230,000	800,000	1,574	940	10.40	7.12
Fiscal year ended March 31, 2006	1,810,000	873,000	1,930	840	15.54	7.95

Fiscal year ended March 31, 2005:
First quarter	1,110,000	800,000	1,574	1,127	10.40	7.12
Second quarter	1,230,000	889,000	1,464	1,038	10.40	8.11
Third quarter	1,040,000	858,000	1,182	940	10.24	8.02
Fourth quarter	1,060,000	924,000	1,125	973	10.26	8.61

Fiscal year ended March 31, 2006:
First quarter	954,000	873,000	1,011	840	8.88	8.16
Second quarter	1,530,000	905,000	1,354	898	13.05	7.95
Third quarter	1,700,000	1,320,000	1,527	1,123	14.48	11.60
Fourth quarter	1,810,000	1,460,000	1,930	1,222	15.54	12.80

Fiscal year ending March 31, 2007:
First quarter	1,950,000	1,370,000	1,918	1,368	16.75	11.99
Second quarter	1,660,000	1,410,000	1,629	1,235	14.37	12.17

Month of:
April	1,950,000	1,780,000	1,918	1,716	16.33	15.19
May	1,850,000	1,470,000	1,867	1,500	16.75	12.94
June	1,600,000	1,370,000	1,618	1,368	14.13	11.99
July	1,650,000	1,510,000	1,528	1,235	14.37	12.79
August	1,660,000	1,530,000	1,629	1,245	14.28	13.29
September	1,630,000	1,410,000	1,580	1,363	13.91	12.17
October (through October 16, 2006)	1,600,000	1,480,000	1,540	1,451	13.24	12.65

(1)	For the fiscal years ended March 31, 2002, 2003, 2004 and 2005, the table sets forth the reported sale prices of MTFG shares of common stock and ADSs; for the fiscal year ended March 31, 2006, the table sets forth the sale prices of MUFG shares of common stock and ADSs.
(2)	For the fiscal year ended March 31, 2002, the table sets forth the reported sale prices of KOKUSAI Securities shares of common stock; for the fiscal years ended March 31, 2003, 2004 and 2005, the table sets forth the reported sale prices of Mitsubishi Securities shares of common stock; for the fiscal year ended March 31, 2006, the table sets forth the reported sale prices of Mitsubishi UFJ Securities shares of common stock.

On October 16, 2006, the last reported sale price of MUFG shares on the Tokyo Stock Exchange was ¥1,530,000 per share, and the last reported sale price of Mitsubishi UFJ Securities shares on the Tokyo Stock Exchange was ¥1,498 per share. On October 16, 2006, the last reported sale price of MUFG ADSs traded on the NYSE was $12.90 per ADS.

Set forth below are the last reported sale prices of MUFG shares and ADSs and Mitsubishi UFJ Securities shares on                     , 2006 and                     , 2007.                     , 2006 was the day the share exchange agreement was entered into by MUFG and Mitsubishi UFJ Securities. The table also presents implied equivalent value per share of Mitsubishi UFJ Securities common stock on each date by multiplying the last reported sale price per share of MUFG common stock on the Tokyo Stock Exchange on that day by             . The implied equivalent value per share of Mitsubishi UFJ Securities common stock indicates what Mitsubishi UFJ Securities would be worth to its shareholders if the share exchange had occurred on the relevant date and those shareholders had received              shares of MUFG common stock for each Mitsubishi UFJ Securities share they held, in terms of the number of MUFG shares they would receive.

	Mitsubishi UFJ Securities common stock (historical)	Mitsubishi UFJ Securities common stock (implied equivalent value)	MUFG common stock (historical)	MUFG ADSs (historical)
, 2006	¥	¥	¥	$
, 2007

Dividend Information

The following table sets out the dividends per share declared on MUFG common stock and Mitsubishi UFJ Securities common stock during each period indicated.

	MUFG(1)	Mitsubishi UFJ Securities(2)
Fiscal year ended March 31,
2002	¥4,127.63	¥9.00
2003	6,000.00	3.00
2004	4,000.00	9.00
2005	6,000.00	9.00
2006	9,000.00	20.00

For the fiscal year ending March 31, 2007, MUFG currently expects to pay dividends of ¥7,000.00 per share of common stock. Mitsubishi UFJ Securities has not announced a dividend forecast.

(1)	For the fiscal years ended March 31, 2002, 2003, 2004 and 2005, the table sets forth the dividends per share declared on MTFG common stock; for the fiscal year ended March 31, 2006, the table sets forth the dividends per share declared on MUFG common stock.
(2)	For the fiscal year ended March 31, 2002, the table sets forth the dividends per share declared on KOKUSAI Securities common stock; for the fiscal years ended March 31, 2003, 2004 and 2005, the table sets forth the dividends per share declared on Mitsubishi Securities common stock; for the fiscal year ended March 31, 2006, the table sets forth the dividends per share declared on Mitsubishi UFJ Securities common stock.

SHAREHOLDERS MEETING OF MITSUBISHI UFJ SECURITIES

General

Mitsubishi UFJ Securities will distribute mail-in voting cards to its shareholders of record as of                     , 2006, who have voting rights (or their standing proxies or custodians in Japan, as appropriate) for use at its shareholders meeting, which is scheduled to be held at              on                     , 2007 (Japan time) at the office of Mitsubishi UFJ Securities in Tokyo, Japan. Mitsubishi UFJ Securities is distributing the mail-in voting cards, together with the notice of convocation of the shareholders meeting and reference documents concerning the exercise of voting rights, by mail to those shareholders. For shareholders who are not resident in Japan and have a standing proxy or a custodian in Japan with respect to Mitsubishi UFJ Securities shares, Mitsubishi UFJ Securities will send, at least 20 business days prior to the date of the shareholders meeting, the mail-in voting cards and notice of convocation and reference documents to their standing proxies or custodians in Japan, who will then transmit those materials to the shareholders according to the terms of the respective proxy agreements. Shareholders who are not resident in Japan and who have purchased Mitsubishi UFJ Securities shares through a securities broker located outside Japan are encouraged to contact their broker to obtain the materials from the broker’s custodian or standing proxy in Japan.

The purpose of the shareholders meeting will be, among other things:

•	to consider and to vote upon the approval of the terms of the share exchange agreement; and

•	to transact such other business related to such proposals as may properly come before the shareholders meeting.

Voting

Voting Rights

Mitsubishi UFJ Securities currently uses the unit share (tan-gen kabu) system, where one unit share consists of 1,000 shares of Mitsubishi UFJ Securities common stock. If you have one or more unit shares of Mitsubishi UFJ Securities common stock, you will have voting rights with respect to each unit share of common stock. You may exercise voting rights by attending the shareholders meeting in person or by having another shareholder who has voting rights attend the shareholders meeting as your attorney-in-fact, by using the Internet or by arranging to return the mail-in voting card sent to the registered shareholders by Mitsubishi UFJ Securities. The common shares stated below are not entitled to voting rights and are not counted in the number of shares when determining whether a quorum exists:

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by a company in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the total voting rights; and

•	shares issued after the record date as a result of conversion of convertible bonds, exercise of stock acquisition rights or otherwise, and shares that have come to constitute one or more unit shares after the record date.

Record Date

In accordance with its articles of incorporation, Mitsubishi UFJ Securities fixed                     , 2006 as the record date for determining the holders of its capital stock entitled to exercise voting rights at the shareholders meeting discussed above. As of September 30, 2006, there were              shares of Mitsubishi UFJ Securities common stock issued, excluding              shares of treasury stock. Of those,              shares, representing         % of the issued shares, were held of record by residents of the United States, and          shares, representing less than         % of the issued shares, were held of record by Mitsubishi UFJ Securities’ directors, executive officers and corporate auditors and their affiliates.

Vote Required

The required quorum for a vote on the terms of the share exchange agreement at the shareholders meeting of Mitsubishi UFJ Securities is a majority of the aggregate of the above common stock with voting rights at the shareholders meeting. In determining the required quorum for the shareholders meeting of Mitsubishi UFJ Securities, shares without voting rights are not counted. The affirmative vote of shareholders comprising two-thirds of the common shares with voting rights represented at the shareholders meeting of Mitsubishi UFJ Securities is required to approve the terms of the share exchange agreement. Please see “—Voting Rights” above.

As of March 31, 2006, MUFG held 63% of the voting rights in Mitsubishi UFJ Securities. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

Use of Mail-in Voting Cards

Holders of shares of common stock entitled to exercise voting rights at the shareholders meeting of Mitsubishi UFJ Securities may exercise their voting rights by using the mail-in voting card that will be distributed by mail to the registered addresses of those holders in Japan or their standing proxies or custodians in Japan.

Voting cards will allow shareholders to indicate a “for” or “against” vote with respect to each proposal to be voted on at the shareholders meeting, including approval of the terms of the share exchange agreement.

In accordance with applicable Japanese law and practice, Mitsubishi UFJ Securities intends to:

•	count toward the quorum requirements for its shareholders meeting any shares represented by mail-in voting cards that are returned to it, including mail-in voting cards that do not indicate a vote “for” or “against” any of the proposals; and

•	count the shares represented by mail-in voting cards without indicating a vote “for” or “against” any of the proposals as votes in favor of approval of the terms of the share exchange agreement and the other proposals referred to in the mail-in voting cards.

Internet Voting

A Mitsubishi UFJ Securities shareholder is entitled to exercise voting rights through the Internet by accessing Mitsubishi UFJ Trust and Banking Corporation’s website (http://www.evoting.tr.mufg.jp) and inputting an exercise code and password. Internet voting is available only in Japanese. Internet voting supersedes and overrides voting by mail-in voting cards, should a unit shareholder vote using both methods.

Revocation

Any person who votes by the Internet or who submits a mail-in voting card may revoke the vote by voting in person, or through another shareholder who has voting rights and who is appointed as that person’s attorney-in-fact and present, at the shareholders meeting. A shareholder may also change a vote previously submitted via the Internet or a mail-in voting card by submitting a subsequent vote via the Internet. If a shareholder submits more than one vote via the Internet, the last vote submitted will be counted.

No Solicitation of Proxies, Consents or Authorizations

Mitsubishi UFJ Securities will not solicit any separate form of proxy, consent or authorization from the mail-in voting cards distributed in accordance with the Company Law of Japan prior to its shareholders meeting.

Agenda

The following proposal is expected to be presented at the shareholders meeting of Mitsubishi UFJ Securities:

•	special resolution approving the share exchange agreement pursuant to which shares of Mitsubishi UFJ Securities common stock will be exchanged for MUFG common stock.

THE SHARE EXCHANGE

This section of the prospectus describes material aspects of the proposed share exchange, including the share exchange agreement. The summary may not contain all of the information that is important to you. You should carefully read this entire prospectus for a more complete understanding of the share exchange. You may obtain additional information about MUFG and Mitsubishi UFJ Securities included in the registration statement on Form F-4 filed with the SEC without charge by following the instructions in the section entitled “Where You Can Obtain More Information.”

General

Holders of record of Mitsubishi UFJ Securities common stock having voting rights as of                     , 2006 will receive a notice of convocation of the shareholders meeting of Mitsubishi UFJ Securities, including the voting materials that contain the terms and conditions of the share exchange agreement in accordance with the agreement between such shareholders and their proxy or custodian. Shareholders outside Japan who have a standing proxy or a custodian in Japan will typically receive the materials through their standing proxy or custodian in Japan. Shareholders outside Japan who purchased Mitsubishi UFJ Securities shares through a broker located outside Japan are encouraged to ask their broker to obtain the notice of convocation from the broker’s standing proxy or custodian in Japan, or to otherwise make proper arrangements.

Background to the Share Exchange

MUFG has been actively pursuing its integrated group strategy, which positions retail, corporate and trust assets (asset management and asset administration) as its three core business areas. As part of this strategy, MUFG’s bank, trust bank and securities company subsidiaries are being integrated as a unified group to deliver high-quality financial products and services and to compete more effectively with other major financial services providers.

MUFG and Mitsubishi UFJ Securities believe the market for financial services in Japan is changing rapidly. Deregulation of the financial markets, particularly the lifting of restrictions on cross-selling of financial products by banks, securities companies and other financial institutions is an important factor in these changes. MUFG and Mitsubishi UFJ Securities also believe that Japanese consumers are increasingly shifting assets from ordinary savings accounts into other types of investments, including investment trusts. In this environment, MUFG and Mitsubishi UFJ Securities have concluded that completion of the share exchange will:

•	strengthen business cooperation between Mitsubishi UFJ Securities and MUFG and its other subsidiaries and affiliates,

•	allow MUFG and its subsidiaries and affiliates to compete more effectively and take advantage of the opportunities presented by deregulation, and

•	facilitate the adoption of a unified compliance and governance structure to ensure compliance with relevant laws and regulations and protect the interests of investors.

As part of the integrated group strategy, Mitsubishi UFJ Securities has

•	participated in the joint operation of MUFG Plazas together with the bank and trust bank subsidiaries of MUFG,

•	entered into arrangements for the distribution of investment products of Mitsubishi UFJ Securities through the branch networks of the bank and trust bank subsidiaries of MUFG, and

•	promoted personnel exchanges and the sharing of investment banking know-how between Mitsubishi UFJ Securities and Bank of Tokyo-Mitsubishi UFJ.

On August 1, 2006, Mitsubishi UFJ Securities received a request from MUFG to discuss the possibility of the share exchange.

On August 29, 2006, MUFG President & CEO Nobuo Kuroyanagi and Mitsubishi UFJ Securities Chairman & CEO Yasumasa Gomi announced that they have signed a basic agreement with regard to the proposed share exchange agreement to make Mitsubishi UFJ Securities a wholly-owned subsidiary of MUFG.

Determination of Mitsubishi UFJ Securities’ Board of Directors

Advice of Mitsubishi UFJ Securities’ Financial Advisor

Structure of the Share Exchange

The share exchange will be conducted by allotting shares of MUFG to Mitsubishi UFJ Securities shareholders pursuant to the Company Law of Japan. The terms of the share exchange are set forth in the share exchange agreement. Mitsubishi UFJ Securities shareholders of record as of                     , 2006 will receive shares of MUFG common stock in accordance with the agreed share exchange ratio. Under the share exchange agreement, the share exchange ratio was set at              shares of MUFG common stock for each share of Mitsubishi UFJ Securities common stock.

In accordance with the Company Law of Japan, the articles of incorporation of MUFG and pursuant to the share exchange agreement, no fractional shares of MUFG common stock will be allotted to holders of Mitsubishi UFJ Securities common stock as a result of the allotment of shares of MUFG common stock. The integral number of shares, however, representing the aggregate of all such unallotted fractional shares (disregarding the fractional shares after such aggregation, if any) will be sold in the Japanese market and the net cash proceeds from the sale will be distributed to the former holders of Mitsubishi UFJ Securities common stock on a proportionate basis in accordance with the respective fractions, but disregarding fractional yen amounts.

Conditions to the Share Exchange

The consummation of the share exchange is conditioned upon the approval of a special resolution of the shareholders meeting of Mitsubishi UFJ Securities expected to be held on                     , 2007. Under the Company Law of Japan, MUFG does not need to obtain shareholder approval at its shareholders meeting in order to consummate the transaction except under limited circumstances.

Under the Company Law of Japan and its articles of incorporation, for Mitsubishi UFJ Securities a special resolution requires a quorum comprising the holders of a majority of the total issued common shares.

The following shares, however, will not be entitled to vote at, and will not be counted in determining the required quorum for, the shareholders meeting of Mitsubishi UFJ Securities:

•	treasury shares held by Mitsubishi UFJ Securities;

•	shares held by entities in which Mitsubishi UFJ Securities and/or its subsidiaries hold 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more unit shares after the record date.

The special resolution regarding the share exchange is required to be approved at the shareholders meeting of Mitsubishi UFJ Securities by an affirmative vote of two-thirds of the shares of common stock with voting rights.

As of March 31, 2006, MUFG held 63% of the voting rights in Mitsubishi UFJ Securities. MUFG intends to vote in favor of the share exchange at the shareholders meeting of Mitsubishi UFJ Securities.

As of September 30, 2006, there were 10,110,694.76 shares of MUFG common stock issued, excluding 651,076.03 shares of treasury stock. Of these,              shares, representing             % of the voting rights, were held of record by MUFG’s directors, executive officers, corporate auditors and their affiliates. Additionally,              shares, representing             % of the voting rights, were held of record by Mitsubishi UFJ Securities’ directors, executive officers, corporate auditors and their affiliates. As of             , there were              shares of Mitsubishi UFJ Securities common stock issued, excluding              shares of treasury stock. Of these,              shares of common stock, representing             % of the voting rights, were held of record by Mitsubishi UFJ Securities’ directors, executive officers, corporate auditors and their affiliates. Additionally,              shares of common stock, representing             % of the voting rights, were held of record by MUFG’s directors, executive officers, corporate auditors and their affiliates.

Description of Material Share Exchange Terms

Basic Agreement

On August 29, 2006, MUFG and Mitsubishi UFJ Securities entered into a basic agreement setting forth the parties’ preliminary understanding regarding the proposed share exchange in which MUFG will acquire all of the outstanding shares of Mitsubishi UFJ Securities. Following further negotiation between the two parties, MUFG and Mitsubishi UFJ Securities plan to enter into a share exchange agreement that sets forth the final terms and conditions of the share exchange. The following description is a summary of the basic agreement.

Structure of share exchange

MUFG and Mitsubishi UFJ Securities will engage in a statutory share exchange, as a result of which Mitsubishi UFJ Securities will become a wholly-owned subsidiary of MUFG. MUFG and Mitsubishi UFJ Securities, however, may agree to engage in a different type of transaction to complete the aims of the share exchange, after taking into consideration their respective prevailing business or financial strategies and other relevant matters. MUFG and Mitsubishi UFJ Securities agree that they will not enter into any transaction or negotiation with any third party which may materially interfere with the share exchange.

Schedule of share exchange

MUFG and Mitsubishi UFJ Securities plan to complete the share exchange by March 31, 2007, after complying with the various procedures necessary for the share exchange and obtaining the approvals and authorizations from the relevant authorities as prescribed in applicable laws and regulations.

Execution of share exchange agreement

MUFG and Mitsubishi UFJ Securities will, after mutual consultation on the matters relating to the share exchange, execute and enter into a share exchange agreement (or, if another type of transaction is performed instead of a share exchange, an agreement appropriate for such type of transaction) by November 30, 2006.

After each party conducts thorough due diligence on the business, financial condition and other matters of the other party, MUFG and Mitsubishi UFJ Securities will determine and agree on the share exchange ratio in the share exchange agreement (or, if another type of transaction is performed instead of a share exchange, the details and amount of consideration to be paid to Mitsubishi UFJ Securities’ shareholders), taking into consideration the actual net assets calculated based on the results of the due diligence, the financial condition of the two parties, the respective share prices of MUFG and Mitsubishi UFJ Securities, and other matters reasonably required to calculate the share exchange ratio.

Amendment and termination of the basic agreement

If there is a material change in the asset position or management conditions of MUFG or Mitsubishi UFJ Securities between the execution date of the basic agreement and the date immediately preceding the day on which the share exchange is to be completed, MUFG and Mitsubishi UFJ Securities may amend or terminate the basic agreement with the consent of the other party.

Validity of the basic agreement

The basic agreement will be automatically terminated if either (1) the approval of Mitsubishi UFJ Securities shareholders or (2) an approval or authorization of the relevant authorities is not obtained.

Delivery of Share Certificates of Mitsubishi UFJ Securities and Allotment of Shares of MUFG

If the terms of the share exchange agreement are approved at the relevant shareholders meeting of Mitsubishi UFJ Securities, Mitsubishi UFJ Securities will both give public notice and send individual notices of the share exchange to each of its shareholders and pledgees of record in its register of shareholders. The notices will request that shareholders submit their share certificates representing Mitsubishi UFJ Securities’ common stock within a specified period, not less than one month in duration, and inform them that their share certificates will become void if not submitted during that period.

Upon submission of Mitsubishi UFJ Securities’ share certificates, shareholders of Mitsubishi UFJ Securities will receive receipts to show that they submitted share certificates. In the event that the share certificates of Mitsubishi UFJ Securities are deposited with the Japan Securities Depository Center, Inc., such share certificates need not be actually submitted by each of the beneficial shareholders to Mitsubishi UFJ Securities within the submission period. The shares of Mitsubishi UFJ Securities common stock will be delisted on or around March 27, 2007.

Share certificates of MUFG common stock to be allotted in the share exchange will be mailed to the registered addresses of shareholders (in the case of shareholders not resident in Japan, to the registered addresses of their respective standing proxies or custodians in Japan or to the addresses in Japan designated by shareholders) and listed in the register of shareholders (where share certificates of Mitsubishi UFJ Securities common stock have been submitted during the submission period) or will be made available in exchange for share certificates of Mitsubishi UFJ Securities common stock (where share certificates of Mitsubishi UFJ Securities have not been submitted during the submission period), after the completion of the share exchange.

Voting Matters

As of September 30, 2006 , there were              shares of Mitsubishi UFJ Securities common stock issued (excluding treasury shares) having voting rights, subject to limitations imposed by the articles of incorporation and Japanese law. Pursuant to the Company Law of Japan and its articles of incorporation, Mitsubishi UFJ Securities will send a mail-in voting card to each of its shareholders of record as of                     , 2006 who have voting rights (or, for shareholders not resident in Japan, to the registered addresses of their standing proxies or custodians or to the addresses in Japan designated by shareholders) with respect to the matters to be considered at the shareholders meeting, including the terms of the share exchange agreement. The cost of this distribution will be borne directly by Mitsubishi UFJ Securities. Please see “Shareholders Meeting of Mitsubishi UFJ Securities” for a more detailed description of the vote required and the use and revocation of voting cards at the shareholders meeting of Mitsubishi UFJ Securities.

Opposition Rights

Any Mitsubishi UFJ Securities shareholder (1) who notifies Mitsubishi UFJ Securities prior to the shareholders meeting of his or her intention to oppose the share exchange and votes against the approval of the terms of the share exchange agreement at the shareholders meeting, or (2) who does not have voting rights at the relevant shareholders meeting, including the shareholders who only have shares constituting less than one unit share, may demand, starting from 20 days before until one day before the effective date of the share exchange, that Mitsubishi UFJ Securities purchase his or her shares of Mitsubishi UFJ Securities common stock at fair value. All Mitsubishi UFJ Securities shareholders seeking to exercise these opposition rights must also comply with the other relevant procedures set forth in the Company Law of Japan that are discussed below.

If a shareholder of Mitsubishi UFJ Securities falling under category (1) referred to in the preceding paragraph fails to provide such notice prior to the shareholders meeting or to vote against approval of the terms of the share exchange agreement at the shareholders meeting, it will in effect constitute a waiver of the shareholder’s right to demand that Mitsubishi UFJ Securities purchase his or her shares of common stock at fair value. If a Mitsubishi UFJ Securities shareholder falls under category (2) referred to in the preceding paragraph, the shareholder is not required to vote against the share exchange in order to assert the right to demand that Mitsubishi UFJ Securities purchase the shares that he or she holds.

If the value of Mitsubishi UFJ Securities shares held by a opposing shareholder is agreed upon between the opposing shareholder and Mitsubishi UFJ Securities, then Mitsubishi UFJ Securities is required to make payment to such shareholder of the agreed value within 60 days from the effective date of the share exchange. If the shareholder and Mitsubishi UFJ Securities do not agree on the value of such shares within 30 days from the effective date of the share exchange, the shareholder and Mitsubishi UFJ Securities may, within 30 days after the expiration of the 30-day period, file a petition with the Tokyo District Court for a determination of the value of his or her shares. Mitsubishi UFJ Securities is also required to make payment of statutory interest on such share value as determined by the court after the expiration of the 60-day period referred to in the first sentence of this paragraph. The payment of the price of shares shall be made in exchange for the share certificates, the purchase of shares becoming effective upon the effective date of the share exchange.

Opposition rights of the shareholders whose shares are to be exchanged in the context of a share exchange between two Japanese companies are set forth in Articles 785 and 786 of the Company Law of Japan. An English translation of these articles is included in this prospectus starting on page C-1.

Status under the U.S. Federal Securities Laws of Shares Received in the Share Exchange

The exchange of shares of MUFG common stock for shares of Mitsubishi UFJ Securities held by U.S. shareholders in connection with the share exchange has been registered under the U.S. Securities Act. Accordingly, there will be no restrictions under the U.S. Securities Act upon the resale or transfer of such shares by U.S. shareholders of Mitsubishi UFJ Securities except for those shareholders, if any, who are deemed to be “affiliates” of Mitsubishi UFJ Securities, as such term is used in Rule 144 and Rule 145 under the U.S. Securities Act. Persons who may be deemed to be affiliates of Mitsubishi UFJ Securities generally include individuals who, or entities that, directly or indirectly control, or are controlled by or are under common control with, Mitsubishi UFJ Securities. With respect to those shareholders who may be deemed to be affiliates of Mitsubishi UFJ Securities, Rule 144 and Rule 145 place certain restrictions on the offer and sale within the United States or to U.S. persons of shares of MUFG common stock that may be received by them pursuant to the share exchange. This prospectus does not cover resales of shares of MUFG common stock received by any person who may be deemed to be an affiliate of Mitsubishi UFJ Securities.

Accounting Treatment

The share exchange will be accounted for under the purchase method of accounting in accordance with U.S. GAAP.

Differences in Shareholders Rights

Both MUFG and Mitsubishi UFJ Securities are joint stock companies organized under the laws of Japan and listed on the First Section of the Tokyo Stock Exchange and other stock exchanges in Japan. In addition, the description of the attributes of shares of common stock in the share capital provisions of the articles of incorporation of MUFG and Mitsubishi UFJ Securities are substantially similar. As a result, there are no material legal differences in the legal rights of holders of MUFG common stock and of Mitsubishi UFJ Securities common stock.

Tax Consequences of the Share Exchange

Japanese Tax Consequences

As long as non-resident shareholders of Mitsubishi UFJ Securities (as defined hereinafter) receive only MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock in the share exchange, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Mitsubishi UFJ Securities generally will not recognize any gain for Japanese tax purposes, even if they receive cash in lieu of fractional shares of MUFG common stock which they become entitled to in the course of the share exchange. Please see “Taxation—Japanese Taxation” for a more detailed description of Japanese taxation matters. Each non-Japanese holder should, however, obtain advice from its own tax advisors regarding its tax status in each jurisdiction.

United States Tax Consequences

The material U.S. federal income tax consequences of the share exchange will be as follows:

(a)	The share exchange should constitute a reorganization for United States federal income tax purposes, and MUFG and Mitsubishi UFJ Securities should each be a party to such reorganization.

(b)	You should not recognize gain or loss upon your receipt of MUFG common stock in exchange for your Mitsubishi UFJ Securities common stock, except with respect to cash that you receive instead of fractional shares of MUFG common stock.

(c)	The aggregate tax basis of the shares of MUFG common stock that you receive in exchange for your Mitsubishi UFJ Securities common stock in the share exchange, including fractional shares for which cash is ultimately received, should be the same as the aggregate tax basis of your Mitsubishi UFJ Securities common stock exchanged.

(d)	The holding period for shares of MUFG common stock that you receive in the share exchange should include the holding period of the Mitsubishi UFJ Securities common stock exchanged.

(e)	If you receive cash instead of a fractional share of MUFG common stock, you should recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (c) above) and the amount of cash received. Such gain or loss generally will constitute capital gain or loss.

Please see “Taxation—U.S. Federal Income Tax Consequences” for a more detailed description of U.S. taxation matters.

JAPANESE FOREIGN EXCHANGE AND CERTAIN OTHER REGULATIONS

Japanese Foreign Exchange Regulations

The Foreign Exchange and Foreign Trade Law of Japan and the cabinet orders and ministerial ordinances, collectively known as the Foreign Exchange Law, set forth, among others, the regulations relating to the receipt by non-residents of Japan of payment with respect to shares to be issued by MUFG and the acquisition and holding of shares by non-residents of Japan and foreign investors, both as defined below.

Non-residents of Japan are individuals who are not residents in Japan and corporations whose principal offices are located outside Japan. Generally, branches and offices of non-resident corporations located in Japan are regarded as residents of Japan while the branches and offices of Japanese corporations located outside Japan are regarded as non-residents of Japan.

“Foreign investors” are defined as:

•	individuals not residing in Japan;

•	corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan;

•	corporations of which 50% or more of the voting rights are held, directly or indirectly, by individuals not residing in Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside Japan; and

•	corporations, a majority of officers (or a majority of officers having the power of representation) of which are individuals not residing in Japan.

Dividends and Proceeds of Sale

Under the Foreign Exchange Law, dividends paid on, and the proceeds of sales in Japan of, shares held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad. The acquisition of MUFG shares by non-residents by way of a stock split is not in general subject to any notification or reporting requirements.

Acquisition of Shares

In general, a non-resident who acquires shares from a resident of Japan is not subject to any prior filing requirement, although the Foreign Exchange Law authorizes the Minister of Finance of Japan to require a prior approval for any such acquisition in certain limited circumstances.

If a foreign investor acquires shares of MUFG common stock, and, together with parties who have a special relationship with such foreign investor, holds 10% or more of the issued shares of MUFG common stock as a result of such acquisition, the foreign investor must file a report of such acquisition with the Minister of Finance and any other competent Minister within 15 days from and including the date of such acquisition. In certain limited circumstances, however, prior notification of such acquisition must be filed with the Minister of Finance and any other competent Ministers, who may modify or prohibit the proposed acquisition.

Reporting of Substantial Shareholdings

The Securities and Exchange Law of Japan requires any person who has become a holder, beneficially and solely or jointly, of more than 5% of the total issued shares of capital stock of a company listed on any Japanese stock exchange or whose shares are traded on the over-the-counter market in Japan to file a report concerning such shareholdings with the director of a competent finance bureau within five business days.

A similar report must also be filed in respect of any subsequent changes of one percent or more in any such holding ratio or any change in material matters set out in reports previously filed, with certain exceptions. For this purpose, shares issuable to such person upon exchange of exchangeable securities, conversion of convertible securities or exercise of share subscription warrants or stock acquisition rights (including those attached to bonds with stock acquisition rights) are taken into account in determining both the number of shares held by such holder and the issuer’s total issued share capital. Copies of such report must also be furnished to the issuer of such shares and all Japanese stock exchanges on which the shares are listed or (in the case of shares traded over-the-counter) the Japan Securities Dealers Association.

Except for the general limitation under Japanese anti-trust and anti-monopoly regulations against shareholdings in the capital stock of a Japanese corporation which lead or may lead to a restraint of trade or monopoly, and except for general limitations under the Company Law of Japan or MUFG’s articles of incorporation on the rights of shareholders applicable regardless of residence or nationality, there is no limitation under Japanese laws and regulations applicable to MUFG or under its articles of incorporation on the rights of non-resident or foreign shareholders to hold or exercise voting rights on MUFG shares.

There is no provision in MUFG’s articles of incorporation or by-laws that would have an effect of delaying, deferring or preventing a change in control of MUFG and that would operate only with respect to a merger, consolidation, acquisition or corporate restructuring involving MUFG.

TAXATION

Japanese Taxation

The following is a summary of the principal Japanese tax consequences of the share exchange to non-resident holders of shares of Mitsubishi UFJ Securities common stock and ultimately of MUFG common stock. The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis. This summary is not exhaustive of all possible tax considerations which may apply to a particular non-resident shareholder. Potential non-resident shareholders are therefore advised to consult their own tax advisors to satisfy themselves as to the overall tax consequences of the share exchange and the acquisition, ownership and disposition of MUFG shares, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are resident, and any tax treaty between Japan and their country of residence.

For the purpose of the description set forth below, a “non-resident shareholder of Mitsubishi UFJ Securities” means a holder of shares of Mitsubishi UFJ Securities common stock, who holds such stock as a portfolio investment, and is either an individual who is not a resident of Japan, or a non-Japanese corporation without a permanent establishment in Japan.

Exchange of Mitsubishi UFJ Securities Common Stock for MUFG Common Stock

As long as non-resident shareholders of Mitsubishi UFJ Securities receive only MUFG common stock in exchange for their shares of Mitsubishi UFJ Securities common stock in the share exchange, they will not recognize any gain for Japanese tax purposes. Furthermore, non-resident shareholders of Mitsubishi UFJ Securities generally will not recognize any gain for Japanese tax purposes, even if they receive cash in lieu of fractional shares of MUFG common stock which they become entitled to in the course of the share exchange.

Tax Consequences of owning MUFG Shares

For the purpose of Japanese tax law and the Tax Convention (as defined below), a U.S. holder (as defined below) of ADSs will be treated as the owner of the MUFG shares underlying the ADSs evidenced by the ADRs.

Generally, U.S. holders of a Japanese corporation’s shares or ADSs are subject to Japanese withholding tax on dividends paid by such corporation. Japanese tax law provides in general that if the Japanese statutory rate is lower than the maximum rate applicable under tax treaties, conventions or agreements, the Japanese statutory rate shall be applicable. The rate of Japanese withholding tax applicable to dividends paid by a Japanese listed corporation to U.S. holders is 7% for dividends to be paid on or before March 31, 2008 and 15% thereafter, except for dividends paid to any individual non-resident holder who holds 5% or more of MUFG issued shares for which the applicable rate is 20%.

On March 30, 2004, the Convention between the Government of the United States of America and Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “Tax Convention”), has been signed to replace its predecessor, which was signed on March 8, 1971. The Tax Convention establishes the maximum rate of Japanese withholding tax which may be imposed on dividends paid by a Japanese corporation to a United States resident not having a permanent establishment in Japan. Under the Tax Convention, the maximum withholding rate for a United States resident to which a Japanese corporation pays dividends is generally set at 10% of the gross amount of dividends so distributed. However, the maximum rate is 5% of the gross amount of dividends so distributed if the United States resident who receives such dividends is a corporation and owns directly or indirectly, on the date on which entitlement to the dividends is determined, at least 10% of the voting shares of the paying corporation. Furthermore, the amount distributed shall not be taxed if the recipient is (i) a pension fund which is a United States resident, provided that such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund or (ii) a parent company, which is a United States resident, with a controlling interest in the paying company.

U.S. holders who are entitled to a reduced rate of Japanese withholding tax on payments of dividends on the MUFG shares or ADSs by MUFG are required to submit an Application Form for the Income Tax Convention regarding Relief from Japanese Income Tax on Dividends through MUFG to the relevant tax authority before the payment of dividends. A standing proxy for U.S. holders may provide this application service for them. U.S. holders who do not submit an application in advance will generally be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate of an applicable tax treaty.

Gains derived from the sale or other disposition of MUFG shares or ADSs within or outside Japan by U.S. holders are not, in general, subject to Japanese income or corporation taxes or other Japanese taxes.

Any deposits or withdrawals of shares by U.S. holders in exchange for ADSs are not subject to Japanese income or corporation tax.

For the purposes of the preceding paragraphs, “U.S. holders” shall mean holders of MUFG shares or ADSs who are United States residents not having a permanent establishment in Japan.

Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired MUFG shares or ADSs as legatee, heir or donee, even if none of the individual, the decedent or the donor is a Japanese resident.

U.S. Federal Income Tax Consequences

The following is a discussion of certain United States federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of common shares of Mitsubishi UFJ Securities who acquires common shares of MUFG in the share exchange. As used herein, “U.S. Holder” means a holder of common shares who or that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision thereof (including the States of the United States and the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person, or (v) any other person that is subject to United States federal income tax on its worldwide income.

This discussion is based upon certain provisions of existing United States federal income tax law, including the Code, administrative pronouncements, judicial decisions and Treasury Regulations, as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion assumes that each of the common shares are held as a capital asset as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), in the hands of U.S. Holders at all relevant times. This discussion assumes that MUFG is neither a “controlled foreign corporation” nor a “foreign personal holding company” for United States federal income tax purposes. This discussion does not discuss all aspects of United States federal income taxation that may be applicable to a U.S. Holder of common shares, nor does it address any aspects of foreign, state or local taxation. Furthermore, this discussion does not discuss all the tax consequences that may be relevant to a U.S. Holder in light of such holder’s particular circumstances, nor to U.S. Holders subject to special rules, including certain financial institutions, regulated investment companies, insurance companies, dealers in securities, tax-exempt organizations, persons who hold common shares as part of a position in a “straddle” or “appreciated financial position” or as part of a “hedging” or “conversion” transaction, persons that own or have owned, actually or constructively, 10% or more of the common shares, persons who acquired their common shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, and U.S. Holders whose functional currency is not the U.S. dollar.

No advance income tax ruling has been sought or obtained from the Internal Revenue Service (“IRS”) with respect to the tax consequences of the transactions discussed below and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of common shares of MUFG and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Holders of common shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the foreign tax consequences and the non-tax consequences of the acquisition, ownership and disposition of common shares.

Material Tax Consequences of the Share Exchange

The material federal income tax consequences of the share exchange will be as follows:

(a)	The share exchange should constitute a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes, and MUFG and Mitsubishi UFJ Securities should each be a party to such reorganization within the meaning of Section 368(b) of the Code.

(b)	You should not recognize gain or loss upon your receipt of MUFG common stock in exchange for your Mitsubishi UFJ Securities common stock, except with respect to cash that you receive instead of fractional shares of MUFG common stock.

(c)	The aggregate tax basis of the shares of MUFG common stock that you receive in exchange for your Mitsubishi UFJ Securities common stock in the share exchange, including fractional shares for which cash is ultimately received, should be the same as the aggregate tax basis of your Mitsubishi UFJ Securities common stock exchanged.

(d)	The holding period for shares of MUFG common stock that you receive in the share exchange should include the holding period of the Mitsubishi UFJ Securities common stock exchanged.

(e)	If you receive cash instead of a fractional share of MUFG common stock, you should recognize gain or loss equal to the difference, if any, between your tax basis in the fractional share (as described in (c) above) and the amount of cash received. Such gain or loss generally will constitute capital gain or loss.

Dividends

Subject to the discussion of the passive foreign investment company (“PFIC”) rules below, the gross amount of any distribution paid by MUFG to a U.S. Holder will generally be subject to United States federal income tax as foreign source dividend income to the extent paid out of MUFG’s current or accumulated earnings and profits, as determined under United States federal income tax principles, and thereafter first as a return of capital to the extent of the U.S. Holder’s basis in its common shares and then as a capital gain. However, MUFG does not maintain calculations of its earnings and profits in accordance with United States federal income tax accounting principles. U.S. Holders should therefore assume that any distribution by MUFG with respect to MUFG common shares will constitute ordinary dividend income. The amount of any distribution of property other than cash will be the fair market value of such property on the date of the distribution. Dividends received by a U.S. Holder will not be eligible for the dividends received deduction allowed to corporations. U.S. Holders should consult their own tax advisors with respect to the appropriate United States federal income tax treatment of any distribution received from MUFG.

Any Japanese tax withheld with respect to distributions made on the common shares may, subject to certain limitations, be claimed as a foreign tax credit against a U.S. Holder’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”) affects the taxation of dividends. The Act eliminates the tax rate difference between “qualified dividends” and capital gains for United States individual investors. Qualified dividends include dividends received from both domestic corporations and “qualified foreign corporations.” Qualified foreign corporations include those corporations eligible for the benefits of a comprehensive income tax treaty with the United States; the currently effective treaty between the United States and Japan is such a treaty. Dividends received by United States investors from a foreign corporation that was a PFIC in either the taxable year of the distribution or the preceding taxable year are not qualified dividends. We believe that MUFG is a qualified foreign corporation and that dividends received by U.S. investors with respect to shares of MUFG will be qualified dividends.

Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the possible application of the PFIC rules discussed below, a U.S. Holder will generally recognize gain or loss upon the sale, exchange or other taxable disposition of common shares equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the common shares. A U.S. Holder’s adjusted tax basis in its MUFG common shares will generally be equal to its aggregate basis in Mitsubishi UFJ Securities common stock exchanged. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, the common shares were held by the U.S. Holder for more than one year. Gain or loss, if any, realized by a U.S. Holder upon a sale, exchange or other taxable disposition of common shares generally will be treated as having a United States source for United States foreign tax credit limitation purposes.

Passive Foreign Investment Company

Special adverse United States federal income tax rules apply if a U.S. Holder holds shares of a company that is treated as a PFIC for any taxable year during which the U.S. Holder held shares. Based upon proposed Treasury regulations which are not yet in effect but are proposed to become effective for taxable years beginning after December 31, 1994 or, for electing taxpayers, for taxable years beginning after December 31, 1986, and upon certain management estimates, we do not expect MUFG to be a PFIC for United States federal income tax purposes in the current year or in future years. However, there can be no assurance that the described proposed regulations will be finalized in their current form, and the determination of whether MUFG is a PFIC is based upon, among other things, the composition of its income and assets and the value of its assets from time to time. U.S. Holders should consult their own tax advisors as to the potential application of the PFIC rules to their ownership and disposition of shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends paid on, or proceeds of the sale or other disposition of, common shares unless the U.S. Holder is a corporation or comes within certain other categories of exempt recipients. A U.S. Holder that is not an exempt recipient will generally be subject to backup withholding with respect to the proceeds from the sale or the disposition of, or with respect to dividends on, common shares unless the U.S. Holder provides a taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the U.S. Holder’s United States federal income tax liability or refundable to the extent that it exceeds such liability. A U.S Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

LEGAL MATTERS

Mori Hamada & Matsumoto, MUFG’s Japanese counsel, will pass upon the validity of the shares of common stock to be allocated under the share exchange agreement and certain Japanese tax matters. The address of Mori Hamada & Matsumoto is Marunouchi Kitaguchi Building, 6-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8222. Paul, Weiss, Rifkind, Wharton & Garrison LLP, MUFG’s U.S. counsel, will pass upon certain U.S. federal income tax matters. The address of Paul, Weiss, Rifkind, Wharton & Garrison LLP is 2-2 Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-0011, Japan.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

MUFG is a joint stock company incorporated in Japan. Almost all of MUFG’s directors, corporate auditors and executive officers are residents of countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on MUFG or its directors, corporate auditors and executive officers, or to force MUFG or them to appear in a U.S. court. MUFG’s legal counsel in Japan has advised it that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws.

MUFG’s legal counsel has further advised that the United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, if you obtain a civil judgment by a U.S. court, you will not necessarily be able to enforce it in Japan. MUFG’s agent for service of process is Mitsubishi UFJ Financial Group, Inc., Corporate Governance Division for the United States located at 1251 Avenue of the Americas, New York, New York 10020-1104, Attention: Robert E. Hand, Esq., General Counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from MUFG’s annual report on Form 20-F for the year ended March 31, 2006 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to i) the merger with UFJ Holdings, Inc. on October 1, 2005, ii) the restatements discussed in Notes 7, 13, 17 and 31 to the consolidated financial statements, and iii) the changes in methods of accounting for (a) variable interest entities and (b) conditional asset retirement obligations, both described in Note 1 to the consolidated financial statements), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte Touche Tohmatsu’s address is MS Shibaura Building, 13-23, Shibaura 4-chome, Minato-ku, Tokyo 108-8530, Japan.

The consolidated financial statements of UFJ Holdings as of and for the fiscal years ended March 31, 2005, 2004 and 2003 incorporated in this prospectus by reference from the Current Report on Form 6-K have been audited by ChuoAoyama PricewaterhouseCoopers, independent auditors, as stated in their reports incorporated in this prospectus by reference, and have been incorporated in reliance on the reports of such firm, given upon their authority as experts in auditing and accounting. Subsequent to September 1, 2006, ChuoAoyama PricewaterhouseCoopers was renamed as Misuzu Audit Corporation which remains a network firm in Japan of PricewaterhouseCoopers International Limited. Misuzu Audit Corporation’s address is Kasumigaseki Building, 2-5, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100-6088, Japan.

WHERE YOU CAN OBTAIN MORE INFORMATION

As required by the U.S. Securities Act, MUFG has filed a registration statement on Form F-4 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, as amended, which includes additional information.

MUFG will provide you, without charge and upon written or oral request, a copy of any of the documents that are included in the registration statement. If you would like MUFG to provide you with any of these documents, please contact MUFG at the following address or telephone number: 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Investor Relations Office, telephone: +81-3-3240-6608. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN                     , 2007, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE SHARE EXCHANGE.

In addition, MUFG files annual reports, special reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

MUFG is currently exempt from the rules under the U.S. Securities Exchange Act of 1934 that prescribe the furnishing and content of proxy statements, and MUFG’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act. MUFG is not required under the U.S. Securities Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the U.S. Securities Exchange Act. MUFG will, however, continue to furnish its shareholders with annual reports containing audited financial statements and will issue interim press releases containing unaudited results of operations as well as such other reports as may from time to time be authorized by its board of directors or as may be otherwise required.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows MUFG to “incorporate by reference” in this prospectus some or all of the documents MUFG files with the SEC. This means that MUFG can disclose important information to you by referring you to those documents. The information in a document that is incorporated by reference is considered to be a part of this prospectus. MUFG incorporates by reference the following documents or information MUFG has filed with the SEC:

•	MUFG’s Annual Report on Form 20-F for the fiscal year ended March 31, 2006, filed on September 28, 2006,

•	MUFG’s current report on Form 6-K relating to UFJ Holdings’ results for the fiscal years ended March 31, 2003, 2004 and 2005, and the interim financial periods ended September 30, 2004 and 2005, filed on February 28, 2006, and

•	MUFG’s current report on Form 6-K relating to MUFG’s results consistent with Japenese GAAP for the first quarter ended June 30, 2006, filed on July 31, 2006.

In addition, all documents that MUFG files with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, any future reports on Form 6-K that indicate they are incorporated into this registration statement shall be deemed to be incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

MUFG will provide you without charge upon written or oral request a copy of any of the documents that are incorporated by reference in this prospectus, other than exhibits that are specifically incorporated by reference into these documents. If you would like MUFG to provide you with any of these documents, please contact MUFG at the following address or telephone number: 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Investor Relations Office, telephone: 81-3-3240-6608.

Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on MUFG’s website).

You should rely only on the information contained in this prospectus to vote on the share exchange. Neither MUFG nor Mitsubishi UFJ Securities has authorized anyone to provide you with information different from that contained in the prospectus. This prospectus is dated                     , 2007. You should not assume that the information contained in this prospectus is accurate as of any other date. Neither the mailing of this prospectus, nor the delivery of shares of MUFG common stock, cash or other consideration should be deemed to create any implication to the contrary.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed statement of income for the year ended March 31, 2006 combines the historical consolidated statement of income of MUFG and UFJ Holdings under U.S. GAAP, giving effect to the merger of MTFG and UFJ Holdings after reflecting the pro forma adjustments described in the notes to the unaudited pro forma combined condensed statement of income. The business combination of MTFG and UFJ Holdings was accounted for by the purchase method of accounting with MTFG treated as the acquirer.

The unaudited pro forma combined condensed statement of income for the year ended March 31, 2006 gives effect to the merger as if it had been effective on April 1, 2005. This information has been derived from and should be read in conjunction with the historical consolidated financial statement of MUFG for the year ended March 31, 2006 and UFJ Holdings for the six months ended September 30, 2005, including their respective notes thereto, which have been prepared in accordance with U.S. GAAP.

The unaudited pro forma financial information is presented for illustrative purpose only and is not necessarily indicative of the results of operations that would have occurred had the merger been made at the beginning of the period presented or the future results of the combined operations.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

FOR THE FISCAL YEAR ENDED MARCH 31, 2006

	MUFG fiscal year ended March 31, 2006	UFJ Holdings six months ended September 30, 2005	Pro forma adjustments		Pro forma combined
	(in millions, except per share data)
Interest income:
Loans, including fees	¥1,728,047	¥477,433	¥(652)	(A)	¥2,177,022
			(27,806)	(C)
Deposits in other banks	146,572	21,707	(2,384)	(A)	165,895
Investment securities:
Interest	463,602	88,037	15	(B)	541,852
			(9,802)	(D)
Dividends	51,468	12,797	188	(B)	64,453
Trading account assets	57,404	9,211			66,615
Call loans and funds sold	19,271	2,573	(74)	(A)	21,773
			3	(B)
Receivables under resale agreements and securities borrowing transactions	64,318	39,805			104,123

Total	2,530,682	651,563	(40,512)		3,141,733

Interest expense:
Deposits	449,398	54,079	(2,384)	(A)	487,569
			(13,524)	(C)
Call money and funds purchased	7,445	1,870	(74)	(A)	9,241
Payables under repurchase agreements and securities lending transactions	161,518	47,443			208,961
Due to trust account	5,091	2,618			7,709
Other short-term borrowings and trading account liabilities	103,954	12,776	(64)	(A)	116,709
			43	(B)
Long-term debt	154,663	66,105	(588)	(A)	199,355
			283	(B)
			(21,108)	(C)

Total	882,069	184,891	(37,416)		1,029,544

Net interest income	1,648,613	466,672	(3,096)		2,112,189
Provision for credit losses	110,167	75,714	3	(B)	185,884

Net interest income after provision for credit losses	1,538,446	390,958	(3,099)		1,926,305

Non-interest income:
Fees and commissions	1,033,275	305,049	(6,053)	(A)	1,374,220
			41,949	(B)
Foreign exchange losses—net	(322,355)	(87,927)			(410,282)
Trading account profits—net	16,423	122,094	195	(B)	138,712
Investment securities gains—net	89,861	88,310	3,697	(B)	181,868
Equity in earnings of equity method investees	22,258	16,412			38,670
Government grant for transfer of substitutional portion of Employees’ Pension Fund Plans	103,001				103,001
Other non-interest income	124,889	44,418	(18,520)	(A)	151,787
			7,186	(B)
			(6,186)	(D)

Total	1,067,352	488,356	22,268		1,577,976

Non-interest expense:
Salaries and employee benefits	746,372	168,763	(528)	(A)	920,623
			3,518	(B)
			2,498	(C)
Occupancy expenses-net	187,324	65,913	(8,555)	(A)	260,050
			13,171	(B)
			2,197	(C)
Fees and commission expenses	218,428	47,434	(6,053)	(A)	276,049
			16,240	(B)
Amortization of intangible assets	179,543	58,359	5,814	(B)	273,646
			88,289	(F)
			(58,359)	(F)
Insurance premiums, including deposit insurance	89,697	27,126	2	(B)	116,825
Minority interest in income (loss) of consolidated subsidiaries	157,222	(10,681)	6,516	(B)	153,057
Communications	44,420	16,239	324	(B)	60,983
Other non-interest expenses	453,119	244,469	(9,437)	(A)	689,387
			1,426	(B)
			(190)	(C)

Total	2,076,125	617,622	56,873		2,750,620

(continued)

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

	MUFG fiscal year ended March 31, 2006	UFJ Holdings six months ended September 30, 2005	Pro forma adjustments		Pro forma combined
	(in millions, except per share data)
Income from continuing operations before income tax expense	529,673	261,692	(37,704)		753,661
Income tax expense	165,473	41,865	(11,615)	(E)	195,723

Income from continuing operations	364,200	219,827	(26,089)		557,938
Income from continuing operations allocable to preferred shareholders	206,669	14,197			220,866

Income from continuing operations available to common shareholders	¥157,531	¥205,630	¥(26,089)		¥337,072

Amounts per share (in yen) :
Basic earnings per common share-income from continuing operations available to common shareholders	¥19,398.62	¥39,962.51			¥29,800.40
Diluted earnings per common share-income from continuing operations available to common shareholders	19,036.71	30,532.23			27,679.08
Weighted average common shares outstanding (in thousands)	8,121	5,146			11,311
Weighted average diluted common shares outstanding (in thousands)	8,121	7,200			12,585

The accompanying notes are an integral part of the unaudited pro forma combined condensed financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1.    Basis of Pro Forma Presentation

The unaudited pro forma financial information is based on the purchase method of accounting, and the pro forma adjustments include adjustments to record the consolidated assets and liabilities of UFJ Holdings at their estimated fair values on the date of acquisition. The pro forma adjustments also eliminate intercompany transactions during the period presented. The use of different estimation methodologies or market assumptions may have a significant effect on the estimated fair values. In addition, the unaudited pro forma financial information does not reflect the impact of targeted cost savings and other synergies and incremental costs of merger, all of which can not be objectively quantified.

2.    Pro Forma Adjustments

(A)	Adjustments to eliminate income and expenses from transactions between MTFG and UFJ Holdings.

(B)	Adjustments to consolidate statements of income of companies that are controlled by the combined entity, which the investments of MUFG had been accounted for by the equity method.

(C)	Includes the adjustments related to the difference between the carrying values and fair values of UFJ Holdings’ loans, deposits, long-term debt, pension liabilities, and premises acquired, as follows:

•	Interest income on loans: The adjustment will be recognized over the estimated remaining life of the loan portfolio. The impact of this adjustment is to reduce pre-tax interest income by ¥27,806 million for the fiscal year ended March 31, 2006.

•	Interest expense on deposits: The adjustments will be recognized over the estimated remaining life of the deposit liability portfolio. The impact of this adjustment is to reduce pre-tax interest expense by ¥13,524 million for the fiscal year ended March 31, 2006.

•	Interest expense on long term debt: The adjustment will be recognized over the estimated remaining life of the long-term debt liabilities. The impact of this adjustment is to reduce pre-tax interest expense by ¥21,108 million for the fiscal year ended March 31, 2006.

•	Pension expense: The amounts of amortization of unrecognized prior service cost and the amortization of net actuarial loss recorded in the historical statement of income of UFJ Holdings are eliminated. The impact of the adjustment is to increase pre-tax salaries and employee benefits by ¥2,498 million for the fiscal year ended March 31, 2006.

•	Depreciation expense on premises: The adjustment will be recognized over the estimated remaining life of the premises. The impact of this adjustment is to increase pre-tax occupancy expense by ¥2,197 million for the fiscal year ended March 31, 2006.

•	Non-interest expense on Non-interest-earning deposits with the Special Fund and the New Fund: The adjustment will be recognized over the estimated remaining life of the non-interest-earning deposits with the Special Fund and the New fund. The impact of this adjustment is to decrease pre-tax other non-interest expense by ¥190 million for the fiscal year ended March 31, 2006.

(D)	Includes the adjustments related to derecognition of deferred revenue of UFJ Holdings.

•	Interest income on investment securities: The adjustment will be recognized over the estimated remaining life of the bonds of five years for which UFJ Holdings had received underwriting fees up-front and deferred the recognition of them as profits. The impact of this adjustment is to decrease pre-tax interest income by ¥9,802 million for the fiscal year ended March 31, 2006.

•

Gains on sales of premises and equipment: The adjustment will be recognized over the remaining lease term of the property which UFJ Holdings had sold and leased back and deferred the profit on the sale.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

The impact of this adjustment is to decrease pre-tax non-interest income by ¥6,186 million for the fiscal year ended March 31, 2006.

(E)	Adjustments to record the tax effect of the pro forma adjustments using a statutory tax rate of approximately 40.6%.

(F)	Adjustments to amortization expense related to acquired intangible assets amounted to ¥88,289 million for the fiscal year ended March 31, 2006. The amounts of amortization expense recorded in the historical statement of income of UFJ Holdings are eliminated.

The analysis of the adjustments by type of intangible assets subject to amortization and estimated useful lives of the intangible assets are as follows:

	For the Fiscal Year Ended March 31, 2006
	(in millions)
Core deposit intangible	¥44,129	18 years
Customer relationships	24,322	20 years
Software	18,901	5 years
Trade names	880	19 years
Other	57	8 years

Total	¥88,289

(G)	To derive the combined pro forma income from continuing operations available to common shareholders, combined pro forma income from continuing operations has been reduced by income allocable to preferred shareholders. For income allocable to preferred shareholders, amounts recorded in the historical statement of income are used without adjustment. No payment of dividends on our preferred stock can be made unless we have sufficient retained earnings and the shareholders at the relevant ordinary general meeting of shareholders resolve to distribute the retained earnings.

	For the Fiscal Year Ended March 31, 2006
	(in millions)
Income (Numerator):
Combined pro forma income from continuing operations available to common stockholders—Basic		¥337,072
Add back:
Income from continuing operations allocable to preferred shareholders	¥220,866
Less:
Income from continuing operations allocable to preferred shareholders—not diluted	201,283
Income from continuing operations allocable to non-convertible preferred shareholders	5,386
Income from continuing operations allocable to dilutive shareholders		14,197
Dilutive securities of MUFG’s subsidiaries		(2,939)

Combined pro forma income from continuing operations available to common stockholders—Diluted		¥348,330

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL INFORMATION—(Continued)

Weighted average shares used for the computation of basic income from continuing operations per share of the combined entity were calculated using the historical weighted average shares outstanding of MUFG for the year ended March 31, 2006, adjusting using the merger ratio.

Weighted average shares used for the computation of diluted income from continuing operations per share of the combined entity were calculated as follows:

For the Fiscal Year Ended March 31, 2006
(in thousands)
Shares (Denominator):
Basic weighted average shares outstanding	11,311
Convertible preferred stock	1,274

Diluted weighted average shares outstanding	12,585

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION OF MUFG

MUFG has incorporated by reference in this prospectus its unaudited consolidated financial information for the first quarter ended June 30, 2006 consistent with Japanese GAAP. The basis of the consolidated financial information incorporated by reference in this prospectus, which is presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. MUFG presents below a reverse reconciliation from U.S. GAAP to Japanese GAAP of shareholders’ equity as of March 31, 2006 and net income for the fiscal year ended March 31, 2006.

As of March 31, 2006
(in millions)
Shareholders’ equity in accordance with U.S. GAAP	¥9,668,153
Differences arising from different accounting for:
1. Investment securities	(19,115)
2. Loans	(72,953)
3. Allowance for credit losses	302,724
4. Premises and equipment	82,892
5. Real estate sale and leaseback	116,165
6. Land revaluation	276,239
7. Pension liability	(14,257)
8. Non-interest-earning deposits made under government-led restructuring program	38,244
9. Derivative financial instruments and hedging activities	461,910
10. Compensated absences	23,210
11. Deposits	9,052
12. Long-term debt	105,428
13. Consolidation	957,052
14. Goodwill	(1,698,697)
15. Intangible assets	(937,418)
Other	98,753
Deferred income tax effects of the above adjustments, when applicable	(638,025)
Minority interest	(1,031,520)

Shareholders’ equity in accordance with Japanese GAAP	¥7,727,837

For the fiscal year ended March 31, 2006
(in millions)
Net income in accordance with U.S. GAAP	¥363,511
Differences arising from different accounting for:
1. Investment securities	453,059
2. Loans	31,873
3. Allowance for credit losses	102,547
4. Premises and equipment	9,517
5. Real estate sale and leaseback	5,718
6. Land revaluation	(4,066)
7. Pension liability	(43,809)
8. Non-interest-earning deposits made under government-led restructuring program	(5,435)
9. Derivative financial instruments and hedging activities	347,522
10. Compensated absences	223
11. Deposits	(7,389)
12. Long-term debt	(21,922)
13. Consolidation	(101,262)
14. Goodwill	(13,350)
15. Intangible assets	51,667
16. Foreign currency translation	11,319
Other	(1,323)
Deferred income tax effects of the above adjustments, when applicable	(468,520)
Minority interest	60,839

Net income in accordance with Japanese GAAP	¥770,719

Explanation of differences between U.S. GAAP and Japanese GAAP

Major factors which explain the differences shown in the above table are as follows:

1.	Investment securities

The cost basis of certain securities is different under Japanese GAAP and U.S. GAAP due primarily to the following:

•	On October 1, 2005, Mitsubishi Tokyo Financial Group, Inc. (“MTFG”), merged with UFJ Holdings, Inc. (“UFJ Holdings”), with MTFG being the surviving entity, and was renamed “Mitsubishi UFJ Financial Group, Inc.” Under U.S. GAAP, in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”), the assets and liabilities of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Therefore, the new cost basis of investment securities, including available-for-sale and other investment securities, of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. Under Japanese GAAP, the new cost basis was not established for certain investment securities and they were carried over at their historical cost basis.

•	Certain wash sales accounted for as sales under Japanese GAAP did not meet sale accounting criteria under U.S. GAAP. Although such wash sales often resulted in gains under Japanese GAAP, those gains were not recorded under U.S. GAAP and as a result, the cost basis of such investments tended to be lower under U.S. GAAP.

•	U.S. GAAP requires declines in the fair value of securities below their cost basis that are deemed to be other-than-temporary to be recorded in earnings as impairment losses. In determining whether a decline in fair value is other-than-temporary, factors such as the extent of decline in fair value below cost and the length of time that the decline has continued are considered. If a decline in fair value exceeds 20% or a decline in fair value has continued for six months or more, such decline is generally deemed as other-than-temporary. The financial condition and near-term prospects of issuers are also considered, primarily based on the credit standing of the issuers as determined by the credit rating system. These are more strict criteria than Japanese GAAP, although recognition of impairment losses of investment securities is also required under Japanese GAAP when a decline in the market value below the cost is substantial, based on the extent of decline in market value and the credit standing of the issuers.

•	Exchanges of investments as part of business combinations have been accounted for at cost under Japanese GAAP, while U.S. GAAP requires accounting for the transactions at fair value when investments in acquired companies are exchanged for surviving companies in accordance with EITF 91-5, “Nonmonetary Exchange of Cost-Method Investments.”

In addition, changes in the fair value of available-for-sale debt securities denominated in foreign currency due to changes in foreign exchange rates are recognized as profits or losses under Japanese GAAP, while they are included in other changes in equity from nonowner sources under U.S. GAAP in accordance with EITF 96-15, “Accounting for the Effects of Changes in Foreign Currency Exchange Rates on Foreign-Currency-Denominated Available-for-Sale Debt Securities.”

2.	Loans

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of loans of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. Under Japanese GAAP, the new cost basis was not established and they were recorded at their historical cost basis.

In addition, under U.S. GAAP, loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the loans, while under Japanese GAAP, they are primarily expensed at the time of origination.

Further, certain transfers of loans accounted for as sales under Japanese GAAP were not accounted for as sales under U.S. GAAP in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125,” which requires more strict criteria for a transfer of loans to qualify as a sale.

3.	Allowance for credit losses

Under U.S. GAAP, the credit loss allowance for impaired loans is calculated primarily based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent, in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Under Japanese GAAP, an allowance is provided for certain types of impaired loans based on historical loss experience for borrowers with equivalent credit quality on a group basis. This difference between U.S. GAAP and Japanese GAAP generally results in a larger amount of allowance for credit losses under U.S. GAAP.

In addition, under U.S. GAAP, any subsequent increases in the expected cash flows from purchased impaired loans from UFJ Holdings were not accounted for as reversals of the allowance for credit losses but rather as adjustments to accretable yields under AICPA Statement of Position (SOP) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” Under Japanese GAAP, reversals of the allowance for credit losses on such loans are credited directly to income.

4.	Premises and equipment

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of premises and equipment of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. As part of the new cost basis, depreciation of premises and equipment were adjusted over the remaining useful lives. Under Japanese GAAP, the new cost basis was not established for certain items and they were recorded at their historical cost basis.

In addition, under U.S. GAAP, the cost of a nonmonetary asset acquired in exchange for another nonmonetary asset is booked at the fair value of the asset surrendered or that of the asset received, and a gain or loss is recognized on the exchange, unless the exchange is not essentially the culmination of an earning process in accordance with APB No. 29, “Accounting for Nonmonetary Transactions.” Under Japanese GAAP, the cost of the asset surrendered is assigned to the newly acquired asset in certain types of exchange transactions, resulting in no gain or loss on the nonmonetary exchange.

Further, under U.S. GAAP, in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” the present value of expected retirement obligations associated with the restoration of certain leased fixed assets to its original condition and the associated increase in asset retirement costs are recorded as a liability and leasehold improvements respectively in the period in which the obligation is incurred and a reasonable estimate can be made. Under Japanese GAAP, diverse accounting practices have developed for obligations associated with the retirement of tangible long-lived assets. MUFG accounts for such obligations at the time management makes a decision to dismantle or dispose of an asset.

5.	Real estate sale and leaseback

In March 1999, The Bank of Tokyo-Mitsubishi, Ltd. (“Bank of Tokyo-Mitsubishi”) transferred a 50% undivided interest in its head office land and building and in its main office land and buildings to a third-party real estate company and, at the same time, entered into an agreement to lease back a portion of the transferred buildings from the buyer over a period of seven years. In August 2005, Bank of Tokyo-Mitsubishi bought back a 50% undivided interest in these office buildings and land. Also, before the merger with Bank of Tokyo-Mitsubishi, UFJ Bank Limited (“UFJ Bank”), entered into sales agreements to sell its buildings and land and, under separate agreements, leased those properties back for their business operations, including bank branches.

UFJ Bank either provided nonrecourse financings to the buyers for the sales proceeds or held the equities of the buyers. This series of transactions has been accounted for as a sale and an operating lease under Japanese GAAP, while it has been accounted for as financing arrangements under U.S. GAAP in accordance with EITF D-24, “Sale-Leaseback Transactions with Continuing Involvement” and/or SFAS No. 98, “Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate, Sales-Type Leases of Real Estate, Definition of the Lease Term, and Initial Direct Costs of Direct Financing Leases.”

6.	Land revaluation

Under Japanese GAAP, land used for business operations of domestic subsidiaries was revalued as of March 31, 1998 for Bank of Tokyo-Mitsubishi, as of March 31, 2002 for The Mitsubishi Trust and Banking Corporation and as of December 31, 2001 for other domestic subsidiaries of MTFG with the corresponding impact recorded directly in equity as well as related deferred tax assets/liabilities, pursuant to the Law concerning Revaluation of Land. U.S. GAAP does not allow revaluation of operating assets and requires land to be recorded at cost. Accordingly, land held on the revaluation dates are recorded at different values.

7.	Pension liability

Bank of Tokyo-Mitsubishi obtained approval for an exemption from the substitutional portion of its future pension obligation by the government in August 2003. Under Japanese GAAP, Bank of Tokyo-Mitsubishi recognized the extinguishment of benefit obligations and plan assets at the date of approval, which resulted in special gains for the fiscal year ended March 31, 2004. Under U.S. GAAP, however, such gains have been recorded for the fiscal year ended March 31, 2006, because the entire separation process should be accounted for in a single settlement transaction upon completion of the transfer to the government of the substitutional portion of the benefit obligation and related plan assets in accordance with EITF 03-2, “Accounting for the Transfer to the Japanese Government of the Substitutional Portion of Employee Pension Fund Liabilities.”

In addition, U.S. GAAP requires recognition of a liability that is at least equal to the unfunded accumulated benefit obligation, when the accumulated benefit obligation exceeds the fair value of plan assets. The excess of this additional minimum liability over unrecognized prior service cost is recorded on a net-of-tax basis within accumulated other changes in equity from nonowner sources, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

Further, net periodic costs, including amortization of unrecognized net obligation at transition and amortization of net actuarial gain or loss, are accounted for differently mainly due to the differences in the adoption dates of the applicable accounting standards and amortization periods.

8.	Non-interest-earning deposits made under government-led restructuring program

MUFG made non-interest-earning deposits with funds which were established under a government-led restructuring program for the loans of seven failed housing loan companies in the fiscal year ended March 31, 1997. Under U.S. GAAP, these deposits were discounted to present value at the time of deposit, and subsequently have been accreted with the recognition of the corresponding interest income during the period through the expected maturity date. Under Japanese GAAP, these deposits were booked at amounts of funding without discounting.

9.	Derivative financial instruments and hedging activities

MUFG utilizes derivatives to manage its exposures to fluctuations in market factors such as interest rates and foreign exchange rates arising from mismatches in the risk profiles of assets and liabilities. Under U.S. GAAP, most derivatives used by MUFG are accounted for as trading assets or liabilities because they do not qualify for hedge accounting under the criteria prescribed in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Japanese GAAP permits hedge accounting for certain derivative hedging activities, including portfolio hedges, using less restrictive hedging criteria.

In addition, bifurcation requirements are different between U.S. GAAP and Japanese GAAP. Certain embedded derivatives deemed as “clearly and closely related” to the host contracts under U.S. GAAP are bifurcated from their host contracts under Japanese GAAP when such embedded derivatives are processed separately from the host contracts for internal management purposes.

Further, under U.S. GAAP, net unrealized gains at the inception of derivatives are deferred when the fair values of such derivatives are not based on quoted market prices or assumptions observable in markets in accordance with EITF 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.” Accordingly, under U.S. GAAP, gains and losses from such contracts are recognized at a later date as compared with Japanese GAAP.

10.	Compensated absences

Under U.S. GAAP, in accordance with SFAS No. 43, “Accounting for Compensated Absences,” an employer is required to accrue a liability for employees’ rights to receive compensation for future absences such as unused vacations and holidays when certain conditions are met (for example, unexpired vacation benefits that employees have earned but have not yet taken). Under Japanese GAAP, employers are not required to recognize liabilities for such short-term employee benefits.

11.	Deposits

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of deposits of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. Under Japanese GAAP, the new cost basis was not established and they were recorded at their historical cost basis.

12.	Long-term debt

Under U.S. GAAP, in accordance with SFAS No. 141, the new cost basis of long-term debt of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. As part of the new cost basis, amortization of premiums and discounts of the long-term debt are adjusted over the remaining contractual maturity. Under Japanese GAAP, the new cost basis was not established and they were recorded at their historical cost basis.

13.	Consolidation

The scope of consolidation is different under U.S. GAAP and Japanese GAAP primarily because, under U.S. GAAP, the primary beneficiary must consolidate variable interest entities based on variable interests in accordance with FIN No. 46(R), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” which resulted in additional consolidation of certain variable interest entities. Japanese GAAP does not have a concept of variable interest entities.

On the other hand, certain variable interest entities including funding vehicles, which are consolidated under Japanese GAAP due to the majority ownership of the voting rights, are not consolidated under U.S. GAAP because MUFG and its consolidated subsidiaries are not their primary beneficiaries.

The breakdown of the impact of the difference on shareholders’ equity is as follows.

	Consolidation under U.S.GAAP	Deconsolidation under U.S. GAAP	Total
	(in millions)
Investment securities	¥726,353	¥(80,798)	¥645,555
Loans	(3,246,413)	(129,803)	(3,376,216)
Trading account assets	784,423	(7,945)	776,478
Other short-term borrowings	1,635,634	(39,284)	1,596,350
Long-term debt	(54,857)	1,338,757	1,283,900
Others	(7,256)	38,241	30,985

Total	¥(162,116)	¥1,119,168	¥957,052

The difference in net income of ¥101,262 mostly impacts trading account profits.

14.	Goodwill

Under U.S. GAAP, in accordance with SFAS No. 141, the share of net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. The share of historical cost basis of individual assets and liabilities is adjusted to reflect their fair value. Goodwill is the difference between the purchase price consideration and the share of fair value of the net assets acquired, including any identified intangible assets. Under SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized, but is subject to an annual impairment test at the reporting unit level. Under Japanese GAAP, the acquisition of the UFJ Holdings has been accounted for by a method in accordance with Japanese Commercial Code which is similar to pooling-of-interests, and consequently goodwill has not been recognized.

15.	Intangible assets

Under U.S. GAAP, in accordance with SFAS No. 141, all identifiable intangible assets acquired in purchase transactions are recorded at fair value at the date of acquisition. Intangible assets with definite useful lives are amortized over their estimated useful life. Intangible assets with indefinite useful lives are not amortized but are subject to annual impairment tests. Under Japanese GAAP, intangible assets have not been recognized in connection with the acquisition of UFJ Holdings.

16.	Foreign currency translation

Under U.S. GAAP, foreign currency denominated income and expenses are translated into Japanese yen using average rates of exchange for the fiscal period. Under Japanese GAAP, they are translated at the fiscal year-end foreign exchange rates.

Minority Interest

The minority interest in the net earnings of consolidated subsidiaries is excluded from consolidated net income. Accordingly, the effect on minority interest of each reconciling item has been reflected as “Minority interest” in the reconciliations of shareholders’ equity and net income. The reconciliations of minority interest in shareholders’ equity and net income also include the effects of consolidation and deconsolidation of certain variable interest entities under U.S. GAAP as described in “13. Consolidation” above.

ENGLISH TRANSLATION OF ARTICLES 785 AND 786 OF THE COMPANY LAW OF JAPAN

(Opposing shareholder’s right to demand purchase of shares)

Article 785

In the case of a merger, etc.(1) is to be done (excluding the cases stated below), any opposing shareholder may demand that the non-surviving company, etc. should purchase his/her shares at a fair price:

(1)	in the case stipulated in paragraph 2 of Article 783(2); or

(2)	in the case stipulated in paragraph 3 of the preceding Article(3).

2. An “opposing shareholder” mentioned in the preceding paragraph means the shareholder (except for the shareholder who is entitled to allotment of interest, etc. stipulated in paragraph 4 of Article 783(4)) stipulated in each of the following items:

(1)	in the case where a resolution of the shareholders meeting (including class shareholders meeting) is required for effecting a merger, etc.: The following shareholders:

a)	a shareholder who has notified the non-surviving company, etc. of its intention to oppose the said merger, etc. prior to the said shareholders meeting and has opposed the said merger, etc. at the said shareholders meeting (but only a shareholder who is entitled to vote at the said shareholders meeting); or

b)	a shareholder who is not entitled to vote at the said shareholders meeting;

(2)	in any other case than those stipulated in the preceding item: all shareholders.

3. The non-surviving company, etc. shall give notice to its shareholders (except for the shareholders who are entitled to receive allotment of interests, etc. stipulated in paragraph 4 of Article 783) of the fact that it will effect the merger, etc. and the name and address of the surviving company, etc. no later than twenty days prior to the effective date. Provided, however, this shall not apply in the cases stipulated in each item of paragraph 1 of this Article.

4. The notice given pursuant to the provisions of the preceding paragraph may be replaced by a public notice in any of the following cases:

(1)	in the case where the non-surviving company, etc. is an open company; or

(2)	in the case where the non-surviving company, etc. had obtained approval on the merger agreements, etc. by the resolution of the shareholders meeting under paragraph 1 of Article 783(5).

(1)	Paragraph 1 of Article 782 defines “merger, etc.” as “merger, absorption-type corporate split or share exchange.”

(2)	Paragraph 2 of Article 783 states that in case the non-surviving company does not issue class shares and the consideration of the merger or share exchange is an interest in a non-stock share corporation, the share exchange needs to be approved by all shareholders of the non-surviving company.

(3)	Paragraph 3 of Article 784 states that if the total amount of the book value of assets to be succeeded in an absorption-type corporate split does not exceed one fifth (in case where a lower figure is prescribed in the articles of incorporation of the company which effects absorption-type corporate split, such percentage) of the amount calculated as the total asset value of a company which effects absorption-type corporate split, then an approval by the shareholders meeting is not required.

(4)	Paragraph 4 of Article 783 states that in case the non-surviving company issues class shares and the consideration of the merger or share exchange is an interest in a non-stock share corporation, the share exchange needs to be approved by all class shareholders of the non-surviving company.

(5)	Paragraph 1 of Article 783 requires a non-surviving company, etc. to obtain the approval on a contract, etc. of merger by a resolution at a shareholders meeting.

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5. Any demand under paragraph 1 of this Article (hereafter referred to as “a demand for purchase of shares” in this division) shall be made during the period from the date twenty days prior to the effective date to the date immediately preceding the effective date by specifying the number of the shares (in the case a company issues class shares, by specifying the class and number of shares of each class) pertaining to such demand for purchase of shares.

6. Any shareholder who has made a demand for purchase of shares may not withdraw such demand without obtaining approval of the non-surviving company, etc.

7. If the merger, etc. is cancelled, the demand for purchase of shares shall become void.

(Determination of price of shares, etc.)

Article 786

If a demand for purchase of shares has been made, and the shareholder and the non-surviving company, etc. (or, after a merger is effected, the surviving company; the same being applicable in this Article) have come to an agreement on the price of shares, the non-surviving company, etc. shall pay such price within a sixty day period from the effective date.

2. If the price of shares is not agreed within a thirty day period from the effective date, the shareholder or the non-surviving company, etc. may, within thirty days following the date on which such period expires, apply to a court for the determination of the price of shares.

3. Notwithstanding paragraph 6 of the preceding Article, if no application under the preceding paragraph has been made within a sixty day period from the effective date in the case set forth in the preceding paragraph, then the shareholder may at any time withdraw the demand for the purchase of shares after the expiration of such period.

4. The non-surviving company, etc. shall also pay interest calculated at the rate of six percent per annum upon the price of shares determined by the court from the date on which the said period under paragraph 1 of this Article expires.

5. Purchase of shares pertaining to any demand for purchase of shares shall become effective as of the effective date (or, in the case of a merger, when the price of shares is paid).

6. If a demand for purchase of shares has been made in respect of shares for which share certificates have been issued, the issuing company shall pay the price for the shares pertaining to such demand for purchase of shares in exchange for the share certificates.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Articles 330 of the Company Law of Japan make the provisions of Section 10, Chapter 2, Book III of the Civil Code applicable to the relationship between MUFG and its directors and corporate auditors. Section 10, which consists of Articles 643 to 656, when so applied to the directors and corporate auditors, among other things, provides in effect that:

(1)	any director or corporate auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	if a director or a corporate auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs entrusted to him, he may demand reimbursement therefor together with interest thereon from the company;

(3)	if a director or a corporate auditor has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	if a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 388 of the Company Law, a company may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligations was or is not necessary for the performance of the corporate auditor’s duties.

MUFG has indemnification arrangements with all directors and corporate auditors. Such arrangements cover certain liabilities and litigation expenses, including liabilities under U.S. securities laws, arising from actions taken by such persons in their capacity as directors and corporate auditors, except to the extent that any such liability resulted from gross negligence or willful misconduct of the directors or corporate auditors.

Item 21. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS
2.1	Share Exchange Agreement, dated , 2006 (English translation) (included in the prospectus as Annex A)(1)

3.1	Articles of Incorporation of Mitsubishi UFJ Financial Group, Inc., as amended and restated on June 29, 2006 (English translation)(2)

3.2	Corporation Meetings Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on July 31, 2006 (English translation)(2)

3.3	Board of Directors Regulations of Mitsubishi UFJ Financial Group, Inc., as amended on July 25, 2006 (English translation)(2)

3.4	Share Handling Regulations of Mitsubishi UFJ Financial Group, Inc., as amended and restated on July 29, 2006 (English translation)(2)

4.1	Form of Mitsubishi UFJ Financial Group, Inc. share certificates (English translation)(2)

4.2	Form of American Depositary Receipt(3)

4.3	Form of Deposit Agreement, as amended and restated as of December 22, 2004, among MUFG, The Bank of New York and the holders from time to time of American Depositary Receipts issued thereunder(3)

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENTS
5.1	Opinion of Mori Hamada & Matsumoto regarding the validity of the securities being registered(1)

8.1	Opinion of Mori Hamada & Matsumoto regarding certain Japanese tax aspects of the share exchange (included in Exhibit 5.1)(1)

8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain U.S. tax aspects of the share exchange(1)

21.1	Subsidiaries of MUFG(2)

23.1	Consent of Deloitte Touche Tohmatsu

23.2	Consent of Misuzu Audit Corporation

23.3	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.1)(1)

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.2)(1)

99.1	Form of Convocation Notice of Mitsubishi UFJ Securities Co., Ltd. (English translation)(1)

99.2	Form of Mail-in Voting Card of Mitsubishi UFJ Securities Co., Ltd. (English translation)(1)

99.3	Consent of Mitsubishi UFJ Securities Co., Ltd.’s financial advisor(1)

(1)	To be filed by amendment.
(2)	Incorporated by reference from MUFG’s annual report on Form 20-F filed on September 28, 2006.
(3)	Incorporated by reference from the Registration Statement on Form F-6 (Reg. No. 333-13338) filed on April 2, 2001.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the U.S. Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(7)	That, for purposes of determining any liability under the U.S. Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the U.S. Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the U.S. Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the U.S. Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(10)	That every prospectus: (i) that is filed pursuant to paragraph (9) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the U.S. Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, Mitsubishi UFJ Financial Group, Inc. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo and Country of Japan, on October 20, 2006.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ HAJIME SUGIZAKI
Name: Hajime Sugizaki
Title: Senior Managing Director and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below appoints Hajime Sugizaki and Toshihide Mizuno, and each of them (with full power of each of them to act alone) as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) increasing the number of securities for which registration is sought, and to file the same with all exhibits thereto and other documents in connection therewith with the U.S. Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RYOSUKE TAMAKOSHI	Chairman	October 20, 2006
Ryosuke Tamakoshi

/s/ HARUYA UEHARA	Deputy Chairman and Chief Audit Officer	October 20, 2006
Haruya Uehara

/s/ NOBUO KUROYANAGI	Director, President and Chief Executive Officer	October 20, 2006
Nobuo Kuroyanagi

/s/ KATSUNORI NAGAYASU	Director and Deputy President	October 20, 2006
Katsunori Nagayasu

/s/ HAJIME SUGIZAKI	Senior Managing Director and Chief Financial Officer	October 20, 2006
Hajime Sugizaki

/s/ YOSHIHIRO WATANABE	Senior Managing Director and Chief Risk Management Officer	October 20, 2006
Yoshihiro Watanabe

/s/ TOSHIHIDE MIZUNO	Senior Managing Director and Chief Planning Officer	October 20, 2006
Toshihide Mizuno

	Director	, 2006
Shintaro Yasuda

/s/ HIROHISA AOKI	Director	October 20, 2006
Hirohisa Aoki

	Director	, 2006
Fumiyuki Akikusa

/s/ KINYA OKAUCHI	Director	October 20, 2006
Kinya Okauchi

/s/ NOBUYUKI HIRANO	Director	October 20, 2006
Nobuyuki Hirano

	Director	, 2006
Iwao Okijima

	Director	, 2006
Akio Harada

	Director	, 2006
Takuma Otoshi

Authorized United States Representative:

Mitsubishi UFJ Financial Group, Inc.

Corporate Governance Division for the United States

By:	/s/ ROBERT E. HAND
Name: Robert E. Hand
Title: General Counsel

Date: October 20, 2006